===============================================================================

                         CNL RETIREMENT PROPERTIES, INC.

                     Supplement No. One, dated July 31, 2002
                        to Prospectus, dated May 14, 2002

===============================================================================


         This Supplement is part of, and should be read in conjunction with, the Prospectus dated May 14, 2002. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to the number and types of Properties acquired by the Company is presented as of July 12, 2002, and all references to Property acquisitions should be read in that context. Proposed Properties for which the Company receives initial commitments, as well as Property acquisitions that occur after July 12, 2002, will be reported in a subsequent Supplement.


                               RECENT DEVELOPMENTS

         On May 16, 2002, the Company acquired an interest in four Properties and on May 17, 2002, the Company acquired an interest in one Property, through a joint venture in which the Company owns an approximate 77% equity interest. The five Properties include two Brighton Gardens(R) by Marriott(R) Properties and three Marriott(R) MapleRidge Properties. The two Brighton Gardens Properties are the Brighton Gardens of Camarillo located in Camarillo, California, a suburb of Los Angeles, and the Brighton Gardens of Towson located in Towson, Maryland, a suburb of Baltimore. The Brighton Gardens of Camarillo is an assisted living/skilled nursing Property which opened in June 2000 and includes 90 assisted living units, 24 units for residents with Alzheimer's and related memory disorders, and 28 skilled nursing units. The Property is within ten miles of two hospitals and is adjacent to shopping areas. The Brighton Gardens of Towson is an assisted living Property which opened in June 2000 and includes 66 assisted living units and 23 units for residents with Alzheimer's and related memory disorders. The Property is within four miles of three hospitals and is near shopping areas and Towson University. Each facility's amenities include a common activities room and dining room, a beauty/barber shop, a library and professionally maintained gardens.

         The three Marriott MapleRidge Properties are the Marriott MapleRidge of Clayton located in Clayton, Ohio, northwest of downtown Dayton, the Marriott MapleRidge of Dartmouth located in Dartmouth, Massachusetts, 30 miles east of Providence, Rhode Island and 60 miles south of Boston, Massachusetts, and the Marriott MapleRidge of Laguna Creek, located in Elk Grove, California, a suburb of Sacramento, California. These three MapleRidge Properties are assisted living Properties. The Marriott MapleRidge of Clayton, which opened in March 2000, includes 42 assisted living units and 42 units for residents with Alzheimer's and related memory disorders. The Property is within ten miles of four hospitals, a mall and other shopping areas. The Marriott MapleRidge of Dartmouth and the Marriott MapleRidge of Elk Grove, which opened in November 1999 and September 1999, respectively, include 58 and 56 assisted living units, respectively, and each includes 28 units for residents with Alzheimer's and related memory disorders. The Marriott MapleRidge of Dartmouth is within two miles of two hospitals and is near the Dartmouth Mall and other shopping areas. The Marriott MapleRidge of Elk Grove is within four miles of three hospitals and is adjacent to shopping and dining areas. Each facility's amenities include a common activities room and dining room, and professionally maintained gardens.

         As of July 12, 2002, the Company owned interests in 11 Properties. All of the Properties owned by the Company are leased on a long-term, triple-net basis and are managed by operators of retirement facilities.

         The Board of Directors declared distributions of $0.0583 per Share to stockholders of record on July 1, 2002, payable in September 2002, representing an annualized distribution rate of 7.0%.

                                  THE OFFERINGS

GENERAL

         As of July 12, 2002, the Company had received subscriptions from this offering for 4,570,574 Shares totalling $45,705,738 in Gross Proceeds. As of July 12, 2002, the Company had received aggregate subscriptions from its Prior Offerings and this offering, for 21,042,471 Shares totalling $210,424,712 in gross proceeds, including 59,591 Shares ($595,910) issued pursuant to the Reinvestment Plan, from its Initial Offering, the 2000 Offering and this offering. As of July 12, 2002, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of selling commissions, the marketing support fee, due diligence expense reimbursements and organizational and offering expenses, totalled approximately $186,000,000. The Company used approximately $87,100,000 of net offering proceeds, $8,100,000 in advances relating to its line of credit and approximately $36,500,000 in Permanent Financing to invest approximately $131,700,000 in 11 retirement Properties. As of July 12, 2002, the Company had repaid the advances relating to its line of credit and had paid approximately $13,400,000 in Acquisition Fees and Acquisition Expenses, leaving approximately $77,400,000 available to invest in Properties or Mortgage Loans.


                                  RISK FACTORS

TAX RISKS

         The following information updates and replaces the corresponding information under the heading "Risk Factors -- Tax Risks" beginning on page 21 of the Prospectus.

         We will be subject to increased taxation if we fail to qualify as a REIT for federal income tax purposes. Our management believes that we operate in a manner that enables us to meet the requirements for qualification and to remain qualified as a REIT for federal income tax purposes. A REIT generally is not taxed at the federal corporate level on income it distributes to its stockholders, as long as it distributes annually at least 90% of its taxable income to its stockholders. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT. We have, however, received an opinion from our tax counsel, Greenberg Traurig, LLP, that we met the requirements for qualification as a REIT for each of our taxable years ending through December 31, 2001 and that our ownership, operations and assets will permit us to continue such qualification in subsequent taxable years.

         Excessive non-real estate asset values may jeopardize our REIT status. In order to qualify as a REIT, at least 75% of the value of our assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents, and government securities. Our secured equipment leases would not be considered real estate assets for federal income tax purposes. Therefore, the value of the secured equipment leases, together with any other property that is not considered a real estate asset for federal income tax purposes, must represent in the aggregate less than 25% of our total assets.

         In addition, under federal income tax law, we may not own securities in, or make secured equipment loans to, any one company (other than a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary) which represent in excess of 10% of the voting securities or 10% of the value of all securities of any one company, or which have, in the aggregate, a value in excess of 5% of our total assets, and we may not own securities of one or more taxable REIT subsidiaries which have, in the aggregate, a value in excess of 20% of our total assets. For federal income tax purposes, the secured equipment leases would be considered loans. The value of the secured equipment leases entered into with any particular tenant under a lease or entered into with any particular borrower under a loan must not represent in excess of 5% of our total assets.

         The 25%, 20% 10% and 5% tests are determined at the end of each calendar quarter. If we fail to meet any such test at the end of any calendar quarter, we will cease to qualify as a REIT.

                             MANAGEMENT COMPENSATION

         The following paragraph adds an additional cross reference to and replaces the corresponding paragraph on page 26 of the Prospectus.

         The table below summarizes the types, recipients, methods of computation, and estimated amounts of all compensation, fees, reimbursements and distributions to be paid directly or indirectly by the Company to the Advisor and its Affiliates, exclusive of any distributions to which the Advisor or its Affiliates may be entitled by reason of their purchase and ownership of Shares in connection with this offering. The table excludes estimated amounts of compensation relating to any Shares issued under the Company's Reinvestment Plan. See "The Advisor and the Advisory Agreement." For information concerning compensation and fees paid to the Advisor and its Affiliates, see "Certain Relationships and Related Transactions." For information concerning loan origination fees paid to Affiliates of the Advisor, see "Business -- Borrowing." For information concerning compensation to the Directors, see "Management."

         For information concerning compensation and fees paid to the Advisor and its Affiliates, see "Certain Relationships and Related Transactions."


                              CONFLICTS OF INTEREST

         The following paragraph updates and replaces the corresponding paragraph on page 35 of the Prospectus.

LEGAL REPRESENTATION

         Greenberg Traurig, LLP, which serves as securities and tax counsel to the Company in this offering, also serves as securities and tax counsel for certain of its Affiliates, including other real estate programs, in connection with other matters. Members of the firm of Greenberg Traurig, LLP may invest in the Company but do not hold any substantial interest in the Company. Neither the Company nor the stockholders will have separate counsel. In the event any controversy arises following the termination of this offering in which the interests of the Company appear to be in conflict with those of the Advisor or its Affiliates, other counsel may be retained for one or both parties.


                                    BUSINESS

PROPERTY ACQUISITIONS

         The following information should be read in conjunction with the "Business -- Property Acquisitions" section beginning on page 47 of the Prospectus.

         Brighton Gardens of Camarillo located in Camarillo, California, Brighton Gardens of Towson located in Towson, Maryland, Marriott MapleRidge of Clayton located in Clayton, Ohio, Marriott MapleRidge of Dartmouth located in Dartmouth, Massachusetts and Marriott MapleRidge of Laguna Creek located in Elk Grove, California. On May 16, 2002, a joint venture in which the Company owns an approximate 77% equity interest acquired a Brighton Gardens of Camarillo located in Camarillo, California (the "Camarillo Property") for $18,694,698 from Marriott Senior Living Services, Inc., a Brighton Gardens of Towson located in Towson, Maryland (the "Towson Property") for $14,452,319 from VSC, Inc., a Marriott MapleRidge of Dartmouth located in Dartmouth, Massachusetts (the "Dartmouth Property") for $9,488,304 from MSLS - MapleRidge, Inc. and a Marriott MapleRidge of Laguna Creek located in Elk Grove, California (the "Elk Grove Property") for $8,054,110 from MSLS - MapleRidge, Inc. In addition, on May 17, 2002, the joint venture acquired a Marriott MapleRidge of Clayton located in Clayton, Ohio, (the "Clayton Property") for $8,110,569 from MSLS - MapleRidge, Inc. Marriott International, Inc. owns the remaining equity interest in the joint venture. The Company and Marriott International, Inc., as joint venture partners, borrowed approximately $23.5 million of the aggregate purchase price of the Properties with a commercial paper backed loan. Each joint venture partner shares in the costs and benefits of the joint venture in proportion to its percentage equity interest. The joint venture, as lessor, entered into five separate, long-term lease agreements relating to these Properties with HRA Management Corporation. The general terms of the lease agreements are described in "Business -- Description of Property Leases." The principal features of the leases are as follows:

o        The initial term of each lease expires in May 2017.

o At the end of the initial lease term, the tenant will have two consecutive renewal options of ten years each.

o Minimum annual rent for the first through fifth lease years is adjustable based upon the cost of debt and a minimum return to the joint venture. Minimum annual rent will vary from $5,190,148 to $6,308,082 throughout the lease term.

o In addition to minimum rent, the leases require percentage rent equal to 10% of gross revenues in excess of the "Baseline Gross Revenues," payable commencing in the sixth lease year. The Baseline Gross Revenues will equal total revenues for the fifth lease year.

o Management fees payable to Marriott Senior Living Services, Inc. for operation of the Camarillo, Towson, Clayton, Dartmouth and Elk Grove Properties are subordinated to minimum rent due to the joint venture.

o The tenant of the five Properties has established reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Properties (the "FF&E Reserve"). Deposits to the FF&E Reserve are made every four weeks as follows: 1% of gross receipts for the first lease year; 2% of gross receipts for the second through fifth lease years; 3% of gross receipts for the sixth through 17th lease years; and 3.5% of gross receipts every lease year thereafter.

o Marriott International, Inc. has, with certain limitations, guaranteed the tenant's obligation to pay minimum rent under the leases. The guarantee terminates on the earlier of the end of the fifth lease year or at such time as the net operating income from the Properties equals or exceeds minimum rent due under the leases by 25% for any trailing 12-month period. As of July 12, 2002, the amount available under the guarantee is $5,880,000 and the guarantee covers minimum rent payments for the Camarillo, Towson, Clayton, Dartmouth and Elk Grove Properties (collectively, the "Pooled Properties"). Net operating income from all of the Pooled Properties is pooled in determining whether the Pooled Properties' aggregate net operating income exceeds the aggregate minimum rent due under the leases by 25%.

o In addition, the leases for the Pooled Properties contain cross-default terms, meaning that if the tenant of the Pooled Properties defaults on its obligations under any of these leases, the joint venture will have the ability to pursue its remedies under the leases with respect to the Pooled Properties, regardless of whether the tenant of any such Property is in default under its lease.

         The approximate federal income tax basis of the depreciable portion of the five Properties is as follows:

                   Camarillo Property                $17,300,000
                   Towson Property                    14,600,000
                   Clayton Property                    7,800,000
                   Dartmouth Property                  9,200,000
                   Elk Grove Property                  7,700,000

         The Camarillo Property, which opened in June 2000, includes 90 assisted living units, 24 units for residents with Alzheimer's and related memory disorders, and 28 skilled nursing units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders as well as medical monitoring. Amenities include a common activities room and dining room, a private dining area, a beauty/barber shop, a TV parlor and a family visitation room. The Property is located in a suburb of Los Angeles and is within ten miles of two hospitals and is adjacent to shopping areas. The number of seniors in the ten-mile area surrounding the Camarillo Property is expected to grow by 19.5% between 2001 and 2006. Other senior living facilities located in proximity to the Camarillo Property include Aegis Assisted Living, Almavia of Camarillo, Camarillo Convalescent Hospital, Hillcrest Inn, Villa Los Posas and Wilshire Retirement Center.

         The Towson Property, which opened in June 2000, includes 66 assisted living units and 23 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing, medication reminders, health and wellness assessments, emergency call response and scheduled transportation. Amenities include a common activities room and dining room, a private dining area, a beauty/barber shop, a family visitation room, a wellness center and a laundry room. The Property is located in a suburb of Baltimore and is within four miles of three hospitals and is adjacent to shopping and dining areas. The number of seniors in the ten-mile area surrounding the Towson Property is expected to grow by 12.4% between 2001 and 2006. Other senior living facilities located in proximity to the Towson Property include Arden Courts, Catered Living of Cockville, HeartHomes at Lutherville, Morningside House of Satyr Hill and Sunrise Assisted Living of Towson.

         The Clayton Property, which opened in March 2000, includes 42 assisted living units and 42 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a common activities room and dining room, a recreation center and a wellness center. The Property is located northwest of downtown Dayton and is within ten miles of four hospitals, a mall and other shopping areas. The number of seniors in the ten-mile area surrounding the Clayton Property is expected to grow by 14.9% between 2001 and 2006. Other senior living facilities located in proximity to the Clayton Property include Alterra Sterling House of Englewood, The Gables Assisted Living, Hearth & Home Assisted Living and Sunrise of Englewood.

         The Dartmouth Property, which opened in November 1999, includes 58 assisted living units and 28 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a common activities room and dining room, a recreation center and a wellness center. The Property is located 30 miles east of Providence, Rhode Island and 60 miles south of Boston, Massachusetts, and is within two miles of two hospitals and is near the Dartmouth Mall and other shopping areas. The number of seniors in the ten-mile area surrounding the Dartmouth Property is expected to grow by 13.8% between 2001 and 2006. Other senior living facilities located in proximity to the Dartmouth Property include Alden Place, Heritage at Dartmouth and The Inn at Clifton.

         The Elk Grove Property, which opened in September 1999, includes 56 assisted living units and 28 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a common activities room and dining room, a recreation center and a wellness center. The Property is located in a suburb of Sacramento and is within four miles of three hospitals and is adjacent to shopping and dining areas. The number of seniors in the ten-mile area surrounding the Elk Grove Property is expected to grow by 20.3% between 2001 and 2006. Other senior living facilities located in proximity to the Elk Grove Property include Aegis of Carmichael, The Grand Court Sacramento, Primerose Sacramento and Regency Place.

         The average occupancy rate, the revenue per occupied unit (per diem) and the revenue per available unit (per diem) for the periods the facilities have been operational are as follows:

                                                                      Average           Revenue             Revenue
                                                                     Occupancy        per Occupied       per Available
        Property                 Location             Year             Rate               Unit               Unit
-------------------------    -----------------     ------------    --------------    ---------------    ----------------

Camarillo Property           Camarillo, CA              **2000         48.90%            $121.53            $  49.97
                                                          2001         82.20%             128.55              105.71
                                                       ***2002         76.00%             138.44              105.23

Towson Property              Towson, MD                 **2000         44.60%            $141.83            $  63.20
                                                          2001         70.70%             131.67               93.15
                                                       ***2002         76.80%             135.83              104.26

Clayton Property             Clayton, OH                **2000         31.50%            $107.00            $  33.68
                                                          2001         61.10%              98.06               59.96
                                                       ***2002         63.00%             107.38               67.61

Dartmouth Property           Dartmouth, MA               *1999         11.20%            $180.68            $  20.28
                                                        **2000         50.70%             110.36               55.90
                                                          2001         82.30%             115.55               95.13
                                                       ***2002         86.20%             123.64              106.58

Elk Grove Property           Elk Grove, CA               *1999         12.10%            $136.22            $  16.46
                                                        **2000         47.40%              97.30               46.16
                                                          2001         72.40%              99.72               72.24
                                                       ***2002         80.30%             103.08               82.79

* Data for the Dartmouth Property represents the period November 15, 1999 through December 31, 1999 and data for the Elk Grove Property represents the period September 22, 1999 through December 31, 1999.

** Data for the Camarillo Property represents the period June 12, 2000 through December 29, 2000, data for the Towson Property represents the period June 1, 2000 through December 29, 2000 and data for the Clayton Property represents the period March 7, 2000 through December 29, 2000.

***      Data for 2002 represents the period December 29, 2001 through April 19,
         2002.

         In connection with the purchase of the Camarillo, Towson, Clayton, Dartmouth and Elk Grove Properties, the joint venture borrowed $23,520,000 in the form of a five-year commercial paper backed loan secured by the Properties with an interest rate of 186 basis points over commercial paper rate as determined by market demand, which approximates 30-day LIBOR per annum. The loan is funded from proceeds received from the sale of 30-day commercial paper. The commercial paper is re-marketed every 30 days upon maturity. The joint venture has a liquidity facility in place in the event that the marketing effort is unsuccessful. The liquidity agent has provided a liquidity facility for up to 102 percent of the outstanding loan balance. In the event the liquidity provider defaults, a participating liquidity agent will provide up to $20 million and the Company has agreed to provide liquidity for any amount in excess of $20 million, not to exceed $3,520,000. In conjunction with this transaction, the joint venture engaged an Affiliate of the Advisor to act as its structuring agent (the "Structuring Agent"). As of July 12, 2002, the joint venture had paid the Affiliate approximately $481,000 in structuring fees and interest.

         The Camarillo, Towson, Clayton, Dartmouth and Elk Grove Properties are leased to a corporation of which Timothy S. Smick, a director of the Company until February 13, 2002, and Daniel Simmons, a former officer of the Company, are the principal shareholders. Marriott International, Inc. provides a limited guarantee of the tenant's obligations to pay minimum rent under the leases as described above.

         In addition to the above acquisitions, on May 30, 2002, the Company acquired a 10% interest in a limited partnership that owns an office building located in Orlando, Florida, in which the Advisor and its Affiliates lease office space. The Company's equity investment in the partnership was $300,000. The Company's share in the limited partnership's distributions is equivalent to its equity interest in the limited partnership. The remaining interest in the limited partnership is owned by several Affiliates of the Advisor. In connection with this acquisition, the Company has severally guaranteed 16.67% or approximately $2.6 million, of a $15.5 million unsecured promissory note of the limited partnership.

SITE SELECTION AND ACQUISITION OF PROPERTIES

         Construction and Renovation.

         The following paragraph updates and replaces the fourth paragraph under the heading "Business -- Site Selection and Acquisition of Properties -- Construction and Renovation" on page 61 of the Prospectus.

         In some cases, construction or renovation will be required before the Company has acquired the Property. In this situation, the Company may have made a deposit on the Property in cash or by means of a letter of credit. The renovation or construction may be made by an Affiliate or a third party. The Company may permit the proposed developer to arrange for a bank or another lender, including an Affiliate, to provide construction financing to the developer. In such cases, the lender may seek assurance from the Company that it has sufficient funds to pay to the developer the full purchase price of the Property upon completion of the construction or renovation. In the event that the Company segregates funds as assurance to the lender of its ability to purchase the Property, the funds will remain the property of the Company, and the lender will have no rights with respect to such funds upon any default by the developer under the development agreement or under the loan agreement with such lender, or if the closing of the purchase of the Property by the Company does not occur for any reason, unless the transaction is supported by a letter of credit in favor of the lender. In lieu of a third party lender, the Company may provide the construction financing to the developer. Such construction loans will be secured by the property and generally will be outstanding for less than five years. Construction loans will be subject to the restrictions applicable to all Mortgage Loans on the amounts which may be lent to borrowers. See the section of the Prospectus entitled "Business -- Mortgage Loans."

MORTGAGE LOANS

         The following paragraph is inserted following the second paragraph under the heading "Business -- Mortgage Loans" on page 69 of the Prospectus.

         For a discussion of the construction loans which the Company is permitted to make, see "Business -- Site Selection and Acquisition of Properties -- Construction and Renovation," above.

JOINT VENTURE ARRANGEMENTS

         The following paragraph updates and replaces the corresponding paragraph on page 69 of the Prospectus.

         In order that the allocations of Joint Venture income, gain, loss, and deduction provided in Joint Venture agreements may be respected for federal income tax purposes, it is expected that any Joint Venture agreement either (A)
(i) will contain a "qualified income offset" provision, (ii) will prohibit allocations of loss or deductions to the extent such allocation would cause or increase an "Adjusted Capital Account Deficit," and (iii) will require (a) that capital accounts be maintained for each joint venture partner in a manner which complies with Treasury Regulation ss.1.704-1(b)(2)(iv) and (b) that distributions of proceeds from the liquidation of a partner's interest in the Joint Venture (whether or not in connection with the liquidation of the Joint Venture) be made in accordance with the partner's positive capital account balance, or (B) otherwise will provide for allocations of income, gain, deduction and loss which are deemed to have economic effect under the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(i). See "Federal Income Tax Considerations -- Investment in Joint Ventures."

BORROWING

         The following information should be read in conjunction with the "Business -- Borrowing" section beginning on page 70 of the Prospectus.

         On June 7, 2002, in connection with the purchase of the Camarillo, Towson, Clayton, Dartmouth and Elk Grove Properties, the joint venture, in which the Company owns an approximate 77% interest, borrowed $23,520,000 in the form of a five-year commercial paper backed loan secured by the Properties with an interest rate of 186 basis points over commercial paper rate as determined by market demand, which approximates 30-day LIBOR per annum. Interest is payable monthly with principal due when the commercial paper loan matures. The loan is funded from proceeds received from the sale of 30-day commercial paper. The commercial paper is re-marketed every 30 days upon maturity. The joint venture has a liquidity facility in place in the event that the marketing effort is unsuccessful. The liquidity agent has provided a liquidity facility for up to 102 percent of the outstanding loan balance. In the event the liquidity provider defaults, a participating liquidity agent will provide up to $20 million and the Company has agreed to provide liquidity for any amount in excess of $20 million, not to exceed $3,520,000. In connection with this loan, the joint venture incurred structuring fees equal to 2% of the loan The monthly interest payments due under the loan include a margin of 30 basis points for monthly service provided by the Structuring Agent related to the administration of the loan., As of July 12, 2002, the joint venture had paid approximately $481,000 in structuring fees and interest.


                             SELECTED FINANCIAL DATA

         The following table sets forth certain financial information for the Company, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in Appendix B of this Supplement and the Prospectus. This table updates and replaces the "Selected Financial Data" section beginning on page 73 of the Prospectus.



                                        Quarter Ended
                                 ----------------------------                           Year Ended December 31,
                                  March 31,       March 31,    -------------------------------------------------------------------
                                     2002           2001          2001           2000         1999 (1)    1998 (1)     1997 (1) (2)
                                 -------------   ------------  ------------  -------------   ------------ ----------  ------------

  Revenues                        $ 1,667,761      $ 356,362   $ 1,899,619    $ 1,084,730       $ 86,231      $  --         $  --
  Net earnings (loss) (3)(4)          828,604         67,348       915,965        224,778        (28,390 )       --            --
  Cash flows from operating
     activities                     3,082,728        235,380     2,173,379      1,096,019         12,851         --            --
  Cash flows used in investing
     activities                   (36,755,873 )      (87,170 ) (22,931,469 )  (14,428,703 )           --         --            --
  Cash flows provided by (used
     in) financing activities      45,180,978       (122,321 )  47,301,313      8,766,346      4,731,279   (199,908 )     200,000
  Cash distributions declared (5)   1,552,344        219,887     1,507,322        502,078         50,404         --            --
  Earnings (loss) per Share
     (Basic and Diluted)                 0.09           0.05          0.38           0.27          (0.07 )       --            --
  Funds from operations (6)         1,209,262        176,059     1,439,908        527,962        (28,390 )       --            --
  Cash distributions declared
     per Share                           0.17           0.17          0.70           0.58           0.13         --            --
  Weighted average number of
     Shares outstanding (7):
       (Basic and Diluted)          9,682,887      1,283,363     2,391,072        845,833        412,713         --            --


                                                                                        December 31,
                                  March 31,       March 31,     -------------------------------------------------------------------
                                     2002           2001           2001           2000           1999        1998         1997
                                 -------------   ------------  ------------  -------------   ------------ ----------  ------------
  Total assets                   $125,021,990    $14,629,911   $64,446,889    $14,688,560     $5,088,560   $976,579      $280,330
  Total stockholders' equity      106,877,051     10,538,347    60,910,042      9,203,548      3,292,137    200,000       200,000

(1) No operations commenced until the Company received minimum offering proceeds of $2,500,000 and funds were released from escrow on July 14, 1999. The Company did not acquire its first Property until April 20, 2000; therefore, revenues for the year ended December 31, 1999 consisted only of interest income on funds held in interest bearing accounts pending investment in a Property.

(2) Selected financial data for 1997 represents the period December 22, 1997 (date of inception) through December 31, 1997.

(3) Net loss for the year ended December 31, 1999 is primarily the result of a deduction of $35,000 in organizational costs in accordance with generally accepted accounting principles ("GAAP").

(4) To the extent that Operating Expenses payable or reimbursable by the Company in any Expense Year exceed the 2%/25% Guidelines (the "Expense Cap"), the Advisor shall reimburse the Company within 60 days after the end of the Expense Year the amount by which the total Operating Expenses paid or incurred by the Company exceed the Expense Cap. During the quarters ended March 31, 2002 and 2001, Operating Expenses did not exceed the Expense Cap. During the years ended December 31, 2001 and 2000, the Advisor reimbursed the Company $145,015 and $213,886, respectively, in Operating Expenses. No such amounts were reimbursed in 1999.

(5) Cash distributions are declared by the Board of Directors and generally are based on various factors, including cash available from operations. For the quarters ended March 31, 2002 and 2001, and the years ended December 31, 2001, 2000 and 1999, approximately 47%, 69%, 39%, 55% and
         100%, respectively, of cash distributions represent a return of capital in accordance with GAAP. Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of net earnings on a GAAP basis, including deductions for depreciation expense. The Company has not treated such amounts as a return of capital for purposes of calculating Invested Capital and the Stockholders' 8% Return.

(6) Funds from operations ("FFO"), based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") and as used herein, means net earnings determined in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. (Net earnings determined in accordance with GAAP includes the noncash effect of straight-lining rent increases throughout the lease terms. This straight-lining is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. During the quarters ended March 31, 2002 and 2001, and the years ended December 31, 2001 and 2000, net earnings included $130,152, $7,373, $76,665 and $21,128, respectively, of these amounts. No such amounts were earned during 1999.) FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net earnings),
         (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net earnings determined in accordance with GAAP as an indication of the Company's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company's ability to make distributions. FFO as presented may not be comparable to amounts calculated by other companies. Accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with the Company's net earnings and cash flows as reported in the accompanying consolidated financial statements and notes thereto. See Appendix B -- Financial Information.

(7) The weighted average number of Shares outstanding for the year ended December 31, 1999 is based upon the period the Company was operational.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section beginning on page 74 of the Prospectus.

INTRODUCTION

         The Company

         CNL Retirement Properties, Inc. is a Maryland corporation that was organized on December 22, 1997. CNL Retirement GP Corp. and CNL Retirement LP Corp. are wholly owned subsidiaries of CNL Retirement Properties, Inc., organized in Delaware in December 1999. CNL Retirement Partners, LP is a Delaware limited partnership formed in December 1999. CNL Retirement GP Corp. and CNL Retirement LP Corp. are the general and limited partner, respectively, of Retirement Partners. Properties acquired are generally expected to be held by Retirement Partners or its wholly owned subsidiaries and, as a result, owned by CNL Retirement Properties, Inc. through such entities. CNL Retirement - GP/Holding Corp. was formed in June 2001 to serve as the general partner of various other wholly owned subsidiaries which have been or will be formed for the purpose of acquiring Properties. The term "Company" includes, unless the context otherwise requires, CNL Retirement Properties, Inc. and its subsidiaries, CNL Retirement Partners, LP, CNL Retirement GP Corp., CNL Retirement LP Corp., CNL Retirement - GP/Holding Corp., CNL Retirement Partners, LP and each of their subsidiaries.

LIQUIDITY AND CAPITAL RESOURCES

         Common Stock Offerings

         On September 18, 1998, the Company commenced its Initial Offering of Shares of Common Stock. Upon the termination of the Initial Offering on September 18, 2000, the Company had received aggregate subscriptions for 971,898 Shares totalling $9,718,974 in gross proceeds, including 5,046 Shares ($50,463) issued pursuant to the Reinvestment Plan. Following the termination of the Initial Offering, the Company commenced the 2000 Offering of up to 15,500,000 Shares of Common Stock ($155,000,000). As of March 31, 2002, the Company had received aggregate subscription proceeds of $124,537,523 (12,453,749 Shares), including $469,133 (46,913 Shares) through its Reinvestment Plan, from its Initial Offering and the 2000 Offering (the "Prior Offerings") and contributions from the Advisor. As of March 31, 2002, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of selling commissions, marketing support and due diligence expense reimbursement fees and offering expenses totalled approximately $109,960,000. The Company used approximately $67,147,000 of the net offering proceeds and $12,974,000 of loan proceeds to invest in six retirement Properties. As of March 31, 2002, the Company had paid approximately $7,343,000 in Acquisition Fees and Acquisition Expenses, leaving approximately $35,470,000 available for investment in Properties and Mortgage Loans.

         During the period April 1, 2002 through July 12, 2002, the Company received additional net offering proceeds of approximately $76,200,000 and had approximately $77,400,000 available for investment in Properties and Mortgage Loans after acquiring five additional Properties. See "Business -- Property Acquisitions" for a description of the Properties owned as of July 12, 2002.

         Property Acquisitions

         On May 16, 2002, the Company acquired an interest in four Properties and on May 17, 2002, the Company acquired an interest in one Property, through a joint venture in which the Company owns an approximate 77% equity interest. The aggregate purchase price to the joint venture of the five Properties was approximately $58,800,000. These Properties include two Brighton Gardens by Marriott Properties and three Marriott MapleRidge Properties. The two Brighton Gardens Properties are the Brighton Gardens of Camarillo located in Camarillo, California and the Brighton Gardens of Towson located in Towson, Maryland. The three Marriott MapleRidge Properties are the Marriott MapleRidge of Clayton located in Clayton, Ohio, the Marriott MapleRidge of Dartmouth located in Dartmouth, Massachusetts and the Marriott MapleRidge of Laguna Creek located in Elk Grove, California.

         On May 30, 2002, the Company acquired a 10% interest in a limited partnership that owns a building in which the Advisor and its Affiliates lease office space. The Company's equity investment in the partnership was $300,000. The remaining interest in the limited partnership is owned by several Affiliates of the Advisor.

         Borrowings

         In connection with the purchase of the Oak Park Property, in February 2002, the Company assumed a mortgage in the amount of $12,974,397, maturing October 2, 2003 (the "Oak Park Mortgage"). The Oak Park Mortgage bears interest at a floating rate of (i) 350 basis points over the 30-day LIBOR if LIBOR is over 2.6% or (ii) 440 basis points over the 30-day LIBOR if LIBOR is under 2.6%, not to exceed 8%. In accordance with the provisions of the mortgage, as of March 31, 2002, the Company has placed $277,821 in an escrow reserve account that represents three months of debt service related to the Oak Park Mortgage. This escrow reserve is included in the restricted cash at March 31, 2002.

         In connection with the purchase of the Camarillo, Towson, Clayton, Dartmouth and Elk Grove Properties, the joint venture, in which the Company owns an approximate 77% interest, borrowed $23,520,000 in the form of a five-year commercial paper backed loan secured by the Properties with an interest rate of 186 basis points over commercial paper rate per annum. Interest is payable monthly with principal due when the commercial paper loan matures. The loan is funded from proceeds received from the sale of 30-day commercial paper. The commercial paper is re-marketed every 30 days upon maturity. The joint venture has a liquidity facility in place in the event that the marketing effort is unsuccessful. The liquidity agent has provided a liquidity facility for up to 102 percent of the outstanding loan balance. In the event the liquidity provider defaults, a participating liquidity agent will provide up to $20 million and the Company has agreed to provide liquidity for any amount in excess of $20 million, not to exceed $3,520,000. In conjunction with this transaction, the joint venture engaged an Affiliate of the Advisor to act as its Structuring Agent. As of July 12, 2002, the joint venture had paid approximately $481,000 in structuring fees and interest.

         Cash and Cash Equivalents

         Until Properties are acquired, or Mortgage Loans are entered into, Net Offering Proceeds are held in short-term (defined as investments with a maturity of three months or less), highly liquid investments, which management believes to have appropriate safety of principal such as overnight repurchase agreements, certificates of deposit and money market funds. This investment strategy provides high liquidity in order to facilitate the Company's use of these funds to acquire Properties at such time as Properties suitable for acquisition are located or to fund Mortgage Loans. At March 31, 2002, the Company had $38,228,940 invested in such short-term investments as compared to $26,721,107 at December 31, 2001. The increase in the amount invested in short-term investments primarily reflects proceeds received from the sale of Shares from the Prior Offerings, offset by the purchase of three Properties during the quarter ended March 31, 2002. The funds remaining at March 31, 2002, along with additional funds expected to be received from the sale of Shares in this offering and amounts received from tenants, will be used primarily to purchase additional Properties, to make Mortgage Loans, to pay Offering Expenses and Acquisition Expenses, to pay Distributions to stockholders, to meet other Company expenses and, in management's discretion, to create cash reserves.

         Liquidity Requirements

         During the quarters ended March 31, 2002 and 2001, the Company generated cash from operations (which includes cash received from tenants and interest, less cash paid for operating expenses) of $3,082,728 and $235,380, respectively. For the quarter ended March 31, 2002, cash from operations included security deposits of $1,840,889, which were received from tenants. Management expects the Company to meet its short-term liquidity requirements, other than for Offering Expenses, the acquisition and development of Properties, and the investment in Mortgage Loans and Secured Equipment Leases, through cash flow provided by operating activities. Management believes that cash flow provided by operating activities will be sufficient to fund normal recurring operating expenses, regular debt service requirements and Distributions to stockholders. To the extent that the Company's cash flow provided by operating activities is not sufficient to meet such short-term liquidity requirements as a result, for example, of unforeseen expenses due to a tenant defaulting under the terms of its lease agreement, the Company may use borrowings under its line of credit. Management expects the Company to meet its other short-term liquidity requirements, including payment of Offering Expenses, the acquisition and development of Properties, and the investment in Mortgage Loans and Secured Equipment Leases, with proceeds from its offerings and additional advances under its line of credit. Management expects the Company to meet its long-term liquidity requirements through short- or long-term, unsecured or secured debt financing or equity financing.

         Due to the fact that the Company's Properties are leased on a long-term, triple-net basis, meaning the tenants are required to pay repairs and maintenance, property taxes, insurance and utilities, management does not believe that other working capital reserves are necessary at this time. However, management may maintain additional cash required to meet the Company's working capital needs. Management believes that the Company's Properties are adequately covered by insurance. In addition, the Advisor has obtained contingent liability and property coverage for the Company. This insurance policy is intended to reduce the Company's exposure in the unlikely event a tenant's insurance policy lapses or is insufficient to cover a claim relating to the Property.

         Distributions

         The Company declared and paid Distributions to its stockholders totalling $1,552,344 and $219,887 during the quarters ended March 31, 2002 and 2001, respectively. In addition, on April 1, May 1 and June 1, 2002, the Company declared Distributions of $0.0583 per Share to stockholders of record on April 1, May 1 and June 1, 2002, payable in June 2002. In addition, on July 1, 2002, the Company declared Distributions of $0.0583 per Share to stockholders of record on July 1, 2002, payable in September 2002.

         For the quarters ended March 31, 2002 and 2001, approximately 46% and 60%, respectively, of the Distributions received by stockholders were considered to be ordinary income and approximately 54% and 40%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the quarters ended March 31, 2002 and 2001, were required to be or have been treated by the Company as a return of capital for purposes of calculating the Stockholders' 8% Return on Invested Capital. The Company intends to continue to declare Distributions of cash available for such purpose to the stockholders on a monthly basis, payable quarterly.

         Due to Related Parties

         During the quarters ended March 31, 2002 and 2001, Affiliates incurred on behalf of the Company $1,200,056 and $69,640, respectively, for certain offering expenses. Affiliates also incurred certain acquisition and operating expenses on behalf of the Company. As of March 31, 2002 and December 31, 2001, the Company owed Affiliates $1,841,282 and $1,772,807, respectively, for such amounts and unpaid fees and administrative expenses. Offering expenses paid by the Company together with selling commissions, the marketing support and due diligence expense reimbursement fee and the soliciting dealer servicing fee incurred by the Company will not exceed 13% of the proceeds raised in connection with the 2000 Offering.

         Pursuant to the Advisory Agreement, the Advisor is also required to reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year") the greater of 2% of average invested Assets or 25% of net income (the "Expense Cap"). During the Expense Years ended March 31, 2002 and 2001, the Company's Operating Expenses did not exceed the Expense Cap.

RESULTS OF OPERATIONS

         Comparison of the quarters ended March 31, 2002 and March 31, 2001

         As of March 31, 2002, the Company owned six Properties consisting of land, buildings and equipment, and had entered into long-term, triple-net lease agreements relating to these Properties. The leases provide for minimum annual base rent ranging from approximately $969,000 to $1,847,000, generally payable in monthly installments. In addition, the leases provide that the annual base rent required under the leases will increase at predetermined intervals. In addition to annual base rent, the leases require the payment of contingent rent computed as a percentage of gross sales of the Property (above certain thresholds).

         For the quarters ended March 31, 2002 and 2001, the Company earned $1,401,373 and $344,940, respectively, in rental income from its Properties. The Company also earned $9,335 and $7,858 in FF&E Reserve income during the quarters ended March 31, 2002 and 2001, respectively. The increase in rental income was due to the Company owning six Properties during the quarter ended March 31, 2002, as compared to one Property during the quarter ended March 31, 2001. Because the Company has not yet acquired all of its Properties, revenues for the quarter ended March 31, 2002, represent only a portion of revenues that the Company is expected to earn in future periods.

         During the quarters ended March 31, 2002 and 2001, the Company also earned $257,001 and $3,017, respectively, in interest income from investments in money market accounts and other short-term, highly liquid investments. Interest income increased during the quarter ended March 31, 2002, as compared to the quarter ended March 31, 2001, due to the Company having a larger amount of offering proceeds temporarily invested pending the acquisition of Properties. As net offering proceeds are used to invest in Properties and make Mortgage Loans, the percentage of the Company's total revenues earned from interest income from investments in money market accounts or other short-term, highly liquid investments is expected to decrease.

         Significant Tenant

         During the quarter ended March 31, 2002, the Company owned six Properties. The lessees of five of these Properties are wholly owned subsidiaries of American Retirement Corporation and on an aggregate basis they contributed 75% of the Company's total rental income. The five Properties are operated under the American Retirement Corporation brand chains. Although the Company intends to acquire additional Properties located in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of these lessees or the American Retirement Corporation brand chains would significantly impact the results of operations of the Company. However, management believes that the risk of such a default is reduced due to the Company's initial and continuing due diligence procedures. The Company's leases generally have credit enhancement provisions, such as guarantees or shortfall reserves provided by a third party tenant or operator. It is expected that the percentage of total rental income contributed by these lessees will decrease as additional Properties are acquired and leased during subsequent periods.

         Maturity of Debt Obligations of American Retirement Corporation

         As of July 12, 2002, American Retirement Corporation was the parent company of the lessees to five of the Company's 11 Properties. American Retirement Corporation also operates the Properties and is obligated to fund certain shortfall reserves relating to the Properties. According to its December 31, 2001 audited financial statements, American Retirement Corporation has significant debt obligations that mature in 2002, as well as a net working capital deficit as a result of such maturities, significant lease obligations and its current cash balances and internally developed cash are not sufficient to satisfy its scheduled debt maturities in 2002. As of July 12, 2002, American Retirement Corporation had completed several refinancing and sale lease-back transactions that reduced the amount of scheduled debt maturities in 2002. American Retirement Corporation is currently in discussions with its lenders to complete its plan to extend and refinance the remaining debt obligations that mature in 2002. If American Retirement Corporation is unable to successfully implement such a plan, it may have difficulty meeting its obligations and its ability to continue to operate the Properties may be impaired. In such an event, the Company would have to obtain a new operator for the Properties and the Company's results of operations could be affected if it were unable to do so within a brief time period. In addition, if these Properties are unable to generate sufficient cash flow to make lease payments and American Retirement Corporation or a replacement tenant is unable or not required to fund lease payments, the Company's results of operations would also be affected. As the Company acquires additional Properties that will be leased to different operators, the effect on the Company's results of operations caused by any failure by American Retirement Corporation to continue to meet its obligations should diminish. As of July 12, 2002, American Retirement Corporation had met all of its obligations relating to the five Properties.

         Expenses

         Operating expenses were $839,157 and $289,014 for the quarters ended March 31, 2002 and 2001, respectively. Operating expenses for the quarter ended March 31, 2002, increased as a result of the Company incurring asset management fees, greater general operating and administrative expenses and depreciation and amortization expense related to the Company owning five additional Properties. The dollar amount of operating expenses is expected to increase as the Company acquires additional Properties and invests in Mortgage Loans. However, general and administrative expense as a percentage of total revenues are expected to decrease as the Company acquires additional Properties and invests in Mortgage Loans.

         Funds from Operations

         Management considers FFO as defined by the National Association of Real Estate Investment Trusts, to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net earnings. (Net earnings determined in accordance with GAAP includes the noncash effect of straight-lining rent increases throughout the lease term. This straight-lining is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the lease. During the quarters ended March 31, 2002 and 2001, net earnings included $130,152 and $7,373, respectively, of these amounts.) This information is presented to help stockholders to better understand the Company's financial performance and to compare the Company to other REITs. However, FFO as presented may not be comparable to amounts calculated by other companies. This information should not be considered as an alternative to net earnings, cash from operations, or any other operating or liquidity performance measure prescribed by accounting principles generally accepted United States.

         The following is a reconciliation of net earnings to FFO:

                                                                              Quarter
                                                                          Ended March 31,
                                                                      2002                2001
                                                                 ----------------     --------------

         Net earnings                                                 $  828,604          $  67,348
            Adjustments
              Depreciation of real estate assets                         380,658            108,711
                                                                 ----------------     --------------

         FFO                                                         $ 1,209,262          $ 176,059
                                                                 ================     ==============


STATEMENT REGARDING FORWARD LOOKING INFORMATION

         The preceding information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements generally are characterized by the use of terms such as "believe," "expect" and "may." Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in real estate conditions, the availability of capital from borrowings under the Company's line of credit, continued availability of proceeds from the Company's offering, the ability of the Company to obtain additional Permanent Financing on satisfactory terms, the ability of the Company to continue to identify suitable investments, the ability of the Company to continue to locate suitable tenants for its Properties and borrowers for its Mortgage Loans and Secured Equipment Leases, and the ability of such tenants and borrowers to make payments under their respective leases, Mortgage Loans or Secured Equipment Leases. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following information updates the corresponding information beginning on page 83 of the Prospectus.

         On June 1, 2002, Thomas J. Hutchison III was appointed President of CNL Retirement Properties, Inc. and CNL Retirement Corp., the Advisor to the Company. Mr. Hutchison served as Executive Vice President of the Company and the Advisor from 2000 to June 2002. Mr. Hutchison was also appointed President of CNL Hospitality Properties, Inc. and CNL Hospitality Corp. on June 14, 2002, and was appointed President of CNL Hotel Investors, Inc. on July 22, 2002. He served as Executive Vice President of CNL Hospitality Properties, Inc. and CNL Hospitality Corp. from 2000 to June 2002 and served as Executive Vice President of CNL Hotel Investors, Inc. from 2000 to July 2002.

         Robert A. Bourne previously served as President of the Company and the Advisor from 1998 and 1997, respectively, to June 2002. Mr. Bourne continues to serve as a director, Vice Chairman of the Board and Treasurer of the Company and of the Advisor. Mr. Bourne also served as President of CNL Hospitality Properties, Inc. and CNL Hospitality Corp. from 1997 to June 2002, and served as President of CNL Hotel Investors, Inc. from 1999 to June 2002.

         On July 15, 2002, Stuart J. Beebe, 43, was appointed Chief Financial Officer of CNL Retirement Properties, Inc. and CNL Retirement Corp., the Advisor to the Company. Mr. Beebe oversees all financial accounting and reporting matters related to the Companies' activities. He also works closely with other senior management in the development and execution of the Companies' business strategy. Prior to joining CNL in December of 1997, Mr. Beebe spent 15 years with Lincoln Property Company, one of the largest, privately held, commercial real estate firms in the country. As senior vice president, Mr. Beebe oversaw the operations of Lincoln's Florida Region, with a direct focus on development and acquisition activities. He also participated in the daily administration of all real estate assets in the region, including project financing and construction, leasing and marketing activities, property and asset management and dispositions. Before joining Lincoln, Mr. Beebe worked for KPMG Peat Marwick as a Certified Public Accountant, specializing in the real estate, banking and natural resources industries. Mr. Beebe received a B.B.A. in Accounting from Baylor University in 1981. He is a Certified Public Accountant and a Licensed Real Estate Broker in the State of Florida. He is also an active member of the National Association of Industrial Office Properties and the Urban Land Institute.


                     THE ADVISOR AND THE ADVISORY AGREEMENT

THE ADVISOR

         The following table updates and replaces the table on page 87 of the Prospectus.

         The directors and executive officers of the Advisor are as follows:

             James M. Seneff, Jr.              Chairman of the Board, Chief
                                                Executive Officer, and Director
             Robert A. Bourne                  Vice Chairman of the Board,
                                                Treasurer and Director
             Thomas J. Hutchison III           President and Director
             Phillip M. Anderson, Jr.          Chief Operating Officer
             Stuart J. Beebe                   Chief Financial Officer
             Lynn E. Rose                      Secretary


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following information should be read in conjunction with the "Certain Relationships and Related Transactions" section beginning on page 90 of the Prospectus.

         The Managing Dealer is entitled to receive Selling Commissions amounting to 7.5% of the total amount raised from the sale of Shares of Common Stock for services in connection with the offering of Shares, a substantial portion of which may be paid as commissions to other broker-dealers. During the period January 1, 2002 through July 12, 2002, the Company incurred $10,441,005 of such fees in connection with the 2000 Offering and this offering, the majority of which has been or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

         In addition, the Managing Dealer is entitled to receive a marketing support fee equal to 0.5% of the total amount raised from the sale of Shares from the 2000 Offering and this offering, all or a portion of which may be reallowed to other broker-dealers. During the period January 1, 2002 through July 12, 2002, the Company incurred $696,067 of such fees in connection with the 2000 Offering and this offering, the majority of which has been or will be reallowed to other broker-dealers.

         The Advisor is entitled to receive Acquisition Fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans equal to 4.5% of Total Proceeds. During the period January 1, 2002 through July 12, 2002, the Company incurred $6,264,603 of such fees in connection with the 2000 Offering and this offering. Additionally, during the period January 1, 2002 through July 12, 2002, the Company incurred Acquisition Fees totalling $1,641,130 as a result of Permanent Financing used to acquire the certain Properties.

         The Company and the Advisor have entered into an Advisory Agreement pursuant to which the Advisor receives a monthly Asset Management Fee of one-twelfth of 0.60% of the Company's Real Estate Asset Value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the quarter ended March 31, 2002 the Company incurred $65,228 of such fees.

         The Company incurs operating expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the Advisory Agreement described above, the Advisor is required to reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed, in any Expense Year, the greater of 2% of Average Invested Assets or 25% of Net Income. During the quarter ended March 31, 2002, the Company's Operating Expenses did not exceed the Expense Cap.

         The Advisor and its Affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering of Shares) on a day-to-day basis. For the quarter ended March 31, 2002, the Company incurred $998,046 for these services, $881,229 of such costs represented stock issuance costs, $7,678 represented acquisition-related costs and $109,139 represented general operating and administrative expenses.

         The Company maintains a bank account in a bank in which certain officers and Directors of the Company serve as directors, and in which an Affiliate of the Advisor is a stockholder. The amount deposited with this bank was approximately $3.5 million at July 12, 2002.

         In conjunction with a loan related to the purchase of the Camarillo, Towson, Clayton, Dartmouth and Elk Grove Properties, the joint venture, in which the Company owns an approximate 77% interest, engaged an Affiliate of the Advisor, which is majority owned by subsidiaries of CNL Financial Group, Inc., to act as its Structuring Agent. In connection with this loan, the Affiliate was paid structuring fees equal to 2% of the loan. Interest due under the loan is payable monthly and includes a margin of 30 basis points payable to the Affiliate for monthly services provided by the Affiliate related to the administration of the loan. As of July 12, 2002, the joint venture had paid the Affiliate approximately $481,000 in structuring fees and interest. Of this amount, structuring fees totalling $470,400 have been capitalized as loan costs.

         On May 30, 2002, the Company acquired a 10% interest in a limited partnership that owns a building in which the Advisor and its Affiliates lease office space. The Company's equity investment in the partnership was $300,000. The remaining interest in the limited partnership is owned by several Affiliates of the Advisor. In connection with this acquisition, the Company has severally guaranteed 16.67% or approximately $2.6 million of a $15.5 million unsecured promissory note of the limited partnership.


                          PRIOR PERFORMANCE INFORMATION

         The following table replaces the table beginning on page 91 of the Prospectus. This table is updated to include current information regarding CNL Income Fund II, Ltd.

                                                                                    Number of          Date 90% of Net
                                                                                     Limited            Proceeds Fully
                             Maximum                                               Partnership           Invested or
Name of                      Offering                                               Units or             Committed to
Entity                       Amount (1)                Date Closed                 Shares Sold          Investment (2)
------                       ----------                -----------                 -----------          --------------

CNL Income                   $15,000,000               December 31, 1986             30,000           December 1986
Fund, Ltd.                   (30,000 units)

CNL Income                   $25,000,000               August 21, 1987               50,000           November 1987
Fund II, Ltd.                (50,000 units)

CNL Income                   $25,000,000               April 29, 1988                50,000           June 1988
Fund III, Ltd.               (50,000 units)

CNL Income                   $30,000,000               December 6, 1988              60,000           February 1989
Fund IV, Ltd.                (60,000 units)

CNL Income                   $25,000,000               June 7, 1989                  50,000           December 1989
Fund V, Ltd.                 (50,000 units)

                                                                                    Number of          Date 90% of Net
                                                                                     Limited            Proceeds Fully
                             Maximum                                               Partnership           Invested or
Name of                      Offering                                               Units or             Committed to
Entity                       Amount (1)                Date Closed                 Shares Sold          Investment (2)
------                       ----------                -----------                 -----------          --------------

CNL Income                   $35,000,000               January 19, 1990              70,000           May 1990
Fund VI, Ltd.                (70,000 units)

CNL Income                   $30,000,000               August 1, 1990              30,000,000         January 1991
Fund VII, Ltd.               (30,000,000 units)

CNL Income                   $35,000,000               March 7, 1991               35,000,000         September 1991
Fund VIII, Ltd.              (35,000,000 units)

CNL Income                   $35,000,000               September 6, 1991            3,500,000         November 1991
Fund IX, Ltd.                (3,500,000 units)

CNL Income                   $40,000,000               April 22, 1992               4,000,000         June 1992
Fund X, Ltd.                 (4,000,000 units)

CNL Income                   $40,000,000               October 8, 1992              4,000,000         September 1992
Fund XI, Ltd.                (4,000,000 units)

CNL Income                   $45,000,000               April 15, 1993               4,500,000         July 1993
Fund XII, Ltd.               (4,500,000 units)

CNL Income                   $40,000,000               September 13, 1993           4,000,000         August 1993
Fund XIII, Ltd.              (4,000,000 units)

CNL Income                   $45,000,000               March 23, 1994               4,500,000         May 1994
Fund XIV, Ltd.               (4,500,000 units)

CNL Income                   $40,000,000               September 22, 1994           4,000,000         December 1994
Fund XV, Ltd.                (4,000,000 units)

CNL Income                   $45,000,000               July 18, 1995                4,500,000         August 1995
Fund XVI, Ltd.               (4,500,000 units)

CNL Income                   $30,000,000               October 10, 1996             3,000,000         December 1996
Fund XVII, Ltd.              (3,000,000 units)

CNL Income                   $35,000,000               February 6, 1998             3,500,000         December 1997
Fund XVIII, Ltd.             (3,500,000 units)

CNL American                 $747,464,413              January 20, 1999 (3)      37,373,221 (3)       February 1999 (3)
Properties Fund, Inc.        (37,373,221 shares)

CNL Hospitality              $875,072,637                      (4)                     (4)                   (4)
Properties, Inc.             (87,507,264 shares)

---------------------

(1) The amount stated includes the exercise by the general partners of each partnership of their option to increase by $5,000,000 the maximum size of the offering of CNL Income Fund, Ltd., CNL Income Fund II, Ltd., CNL Income Fund III, Ltd., CNL Income Fund IV, Ltd., CNL Income Fund VI, Ltd., CNL Income Fund VIII, Ltd., CNL Income Fund X, Ltd., CNL Income Fund XII, Ltd., CNL Income Fund XIV, Ltd., CNL Income Fund XVI, Ltd. and CNL Income Fund XVIII, Ltd. The number of shares of common stock for CNL American Properties Fund, Inc. ("APF") reflects a one-for-two reverse stock split, which was effective on June 3, 1999.

(2) For a description of the property acquisitions by these programs, see the table set forth on the following page.

(3) In April 1995, APF commenced an offering of a maximum of 16,500,000 shares of common stock ($165,000,000). On February 6, 1997, the initial offering closed upon receipt of subscriptions totalling $150,591,765 (15,059,177 shares), including $591,765 (59,177 shares) through the reinvestment plan. Following completion of the initial offering on February 6, 1997, APF commenced a subsequent offering (the "1997 Offering") of up to 27,500,000 shares ($275,000,000) of common stock. On March 2, 1998, the 1997 Offering closed upon receipt of subscriptions totalling $251,872,648 (25,187,265 shares), including $1,872,648 (187,265 shares) through the reinvestment plan. Following completion of the 1997 Offering on March 2, 1998, APF commenced a subsequent offering (the "1998 Offering") of up to 34,500,000 shares ($345,000,000) of common stock. As of December 31, 1998, APF had received subscriptions totalling $345,000,000 (34,500,000 shares), including $3,107,848 (310,785 shares)
       through the reinvestment plan, from the 1998 Offering. The 1998 Offering closed in January 1999, upon receipt of the proceeds from the last subscriptions. As of March 31, 1999, net proceeds to APF from its three offerings totalled $670,151,200 and all of such amount had been invested or committed for investment in properties and mortgage loans.

(4) Effective July 9, 1997, CNL Hospitality Properties, Inc. (the "Hospitality Properties REIT") commenced an offering of up to 16,500,000 shares ($165,000,000) of common stock. On June 17, 1999, the initial offering closed upon receipt of subscriptions totalling $150,072,637 (15,007,264 shares), including $72,637 (7,264 shares) through the reinvestment plan. Following completion of the initial offering on June 17, 1999, the Hospitality Properties REIT commenced a subsequent offering (the "1999 Offering") of up to 27,500,000 shares ($275,000,000) of common stock. On September 14, 2000, the 1999 Offering closed upon receipt of subscriptions totalling approximately $275,000,000. Following the completion of the 1999 Offering on September 14, 2000, the Hospitality Properties REIT commenced a subsequent offering (the "2000 Offering") of up to 45,000,000 shares ($45,000,000) of common stock. As of December 31, 2001, the Hospitality Properties REIT had received subscriptions totalling $353,639,032 (35,363,903 shares), including $2,717,677 (271,768 shares) through the reinvestment plan, from the 2000 Offering. As of such date, the Hospitality Properties REIT had purchased, directly or through its subsidiaries, 43 properties, including eight properties through joint ventures and seven properties on which hotels were being constructed. Upon completion of the 2000 Offering, the Hospitality Properties REIT intends to commence a subsequent offering (the "2002 Offering") of up to 45,000,000 shares ($450,000,000) of common stock.


                               DISTRIBUTION POLICY

DISTRIBUTIONS

         The following information updates and replaces the table and footnotes on page 100 of the Prospectus.

         The following table presents total Distributions and Distributions per
Share:

                                                             Quarter
                                   -------------------------------------------------------------
                                      First           Second           Third           Fourth           Year
                                   -------------    ------------    -------------    -----------    -------------
   2002:
   Total Distributions              $1,552,344       $2,586,745         (1)
   declared
   Distributions per Share               0.1749          0.1749         (1)

   2001:
   Total Distributions                 $219,887        $247,922         $312,583       $726,930       $1,507,322
   declared
   Distributions per Share               0.1749          0.1749           0.1749         0.1749           0.6996

   2000:
   Total Distributions                  $43,593        $108,932         $160,911       $188,642         $502,078
   declared
   Distributions per Share               0.0750          0.1537           0.1749         0.1749           0.5785

   1999:
   Total Distributions                 (2)              (2)              $16,460        $33,944          $50,404
   declared
   Distributions per Share             (2)              (2)               0.0500         0.0750           0.1250

(1) In July 2002, the Company declared Distributions totalling $1,161,671 (representing $0.0583 per Share), payable in September 2002, representing a distribution rate of 7.0% of Invested Capital on an annualized basis.

(2) For the period December 22, 1997 (date of inception) through July 13, 1999, the Company did not make any cash distributions because operations had not commenced.

(3) For the quarter ended March 31, 2002 and the years ended December 31, 2001 and 2000, and the period July 13, 1999 (the date operations of the Company commenced) through December 31, 1999, approximately 46%, 65%, 54% and 100%, respectively, of the Distributions declared and paid were considered to be ordinary income and approximately 54%, 35% and 46%, respectively, were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the periods presented are required to be or have been treated by the Company as return of capital for purposes of calculating the Stockholders' 8% Return on Invested Capital. Due to the fact that the Company had not yet acquired all of its Properties and was still in the offering stage as of March 31, 2002, the characterization of Distributions for federal income tax purposes is not necessarily considered by management to be representative of the characterization of Distributions in future periods. In addition, the characterization for tax purposes of Distributions declared for the quarter ended March 31, 2002, may not be indicative of the results that may be expected for the year ending December 31, 2002.

(4) Cash distributions are declared by the Board of Directors and generally are based on various factors, including cash available from operations. For the quarter ended March 31, 2002 and the years ended December 31, 2001, 2000 and 1999, approximately 47%, 39%, 55% and 100%, respectively, of cash distributions represent a return of capital in accordance with GAAP. Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of net earnings on a GAAP basis, including organizational costs that were expensed for GAAP purposes for the year ended December 31, 1999 and deductions for depreciation expense for the quarter ended March 31, 2002 and the years ended December 31, 2001 and 2000. The Company has not treated such amounts as a return of capital for purposes of calculating Invested Capital and the Stockholders' 8% Return.

(5) Distributions declared and paid for the years ended December 31, 2001 and 2000, represent a distribution rate of 7% and 5.785%, respectively, of Invested Capital. Distributions for the period July 13, 1999 (the date operations of the Company commenced) through December 31, 1999, represent a distribution rate of 3% of Invested Capital on an annualized basis. Distributions for the six months ended June 30, 2002, represent a distribution rate of 7% of Invested Capital on an annualized basis.


                        FEDERAL INCOME TAX CONSIDERATIONS

         The summary of the material federal income tax consequences of the ownership of Shares of the Company commencing on page 109 of the Prospectus has been reviewed and adopted by Greenberg Traurig, LLP, as new counsel to the Company, with the insertion of the following paragraphs which update and replace the corresponding paragraphs on page 111 of the Prospectus.

         Asset Tests. At the end of each quarter of a REIT's taxable year, at least 75% of the value of its total assets (the "75% Asset Test") must consist of "real estate assets," cash and cash items (including receivables) and certain government securities. The balance of a REIT's assets generally may be invested without restriction, except that holdings of securities not within the 75% class of assets generally must not, with respect to any issuer, exceed 5% of the value of the REIT's assets or 10% of the value or voting power of the issuer's outstanding securities. The term "real estate assets" includes real property, interests in real property, leaseholds of land or improvements thereon, and mortgages on the foregoing and any property attributable to the temporary investment of new capital (but only if such property is stock or a debt instrument and only for the one-year period beginning on the date the REIT receives such capital). When a mortgage is secured by both real property and other property, it is considered to constitute a mortgage on real property to the extent of the fair market value of the real property when the REIT is committed to make the loan (or, in the case of a construction loan, the reasonably estimated cost of construction).

         Initially, the bulk of the Company's assets will be direct and indirect interests in real property. However, the Company will also hold the Secured Equipment Leases. Counsel is of the opinion, based on certain assumptions, that the Secured Equipment Leases will be treated as loans secured by personal property for federal income tax purposes. See "Federal Income Tax Considerations -- Characterization of Secured Equipment Leases." Therefore, the Secured Equipment Leases will not qualify as "real estate assets." However, the Company has represented that at the end of each quarter the sum of the value of the Secured Equipment Leases, together with any personal property owned by the Company plus the value of all other Company assets not qualifying for the 75% Asset Test, will in the aggregate represent less than 25% of the Company's total assets and that the value of the Secured Equipment Leases entered into with any particular tenant will represent less than 5% of the Company's total assets. No independent appraisals will be acquired to support this representation, and Counsel, in rendering its opinion as to the qualification of the Company as a REIT, is relying on the conclusions of the Company and its senior management as to the relative values of its assets. There can be no assurance however, that the IRS may not contend that either (i) the value of the Secured Equipment Leases entered into with any particular tenant represents more than 5% of the Company's total assets, or (ii) the value of the Secured Equipment Leases, together with any personal property or other property owned by the Company not qualifying for the 75% Asset Test, exceeds 25% of the Company's total assets.

                                 LEGAL OPINIONS

         The following information updates and replaces the "Legal Opinions" section on page 127 of the Prospectus.

         The legality of the Shares being offered hereby has been passed upon for the Company by Greenberg Traurig, LLP. Statements made under "Risk Factors -- Tax Risks" and "Federal Income Tax Considerations" have been reviewed by Greenberg Traurig, LLP, who have given their opinion that such statements as to matters of law are correct in all material respects. Greenberg Traurig, LLP serves as securities and tax counsel to the Company and to the Advisor and certain of their Affiliates. Members of the firm may invest in the Company, but do not hold any substantial interest in the Company.

                                   ADDENDUM TO
                                   APPENDIX B

                              FINANCIAL INFORMATION

            -------------------------------------------------------

            THE UPDATED PRO FORMA FINANCIAL STATEMENTS AND THE UNAUDITED FINANCIAL STATEMENTS OF CNL RETIREMENT PROPERTIES, INC. CONTAINED IN THIS ADDENDUM SHOULD BE READ IN CONJUNCTION WITH APPENDIX B TO THE ATTACHED PROSPECTUS, DATED MAY 14, 2002.

            -------------------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS

                         CNL RETIREMENT PROPERTIES, INC.

                                                                                                         Page
Pro Forma Consolidated Financial Information (unaudited):

     Pro Forma Consolidated Balance Sheet as of March 31, 2002                                           B-3

     Pro Forma Consolidated Statement of Earnings for the quarter ended March 31, 2002                   B-4

     Pro Forma Consolidated Statement of Earnings for the year ended December 31, 2001                   B-5

     Notes to Pro Forma Consolidated Financial Statements for the quarter ended
        March 31, 2002 and the year ended December 31, 2001                                              B-6

Updated Unaudited Condensed Consolidated Financial Statements:

     Condensed Consolidated Balance Sheets as of March 31, 2002 and December 31, 2001                    B-11

     Condensed Consolidated Statements of Earnings for the quarters ended March 31, 2002 and 2001        B-12

     Condensed Consolidated Statements of Stockholders' Equity for the quarter
        ended March 31, 2002 and the year ended December 31, 2001                                        B-13

     Condensed Consolidated Statements of Cash Flows for the quarters ended March 31, 2002
        and 2001                                                                                         B-14

     Notes to Condensed Consolidated Financial Statements for the quarters ended March 31, 2002
        and 2001                                                                                         B-15


                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



         The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Retirement Properties, Inc. and its subsidiaries (the "Company") gives effect to
(i) the receipt of $86,087,218 in gross offering proceeds from the sale of 8,608,722 additional shares for the period April 1, 2002 through July 12, 2002, borrowings of $23,520,000 under mortgage notes payable, and the accrual of related offering expenses, acquisition fees and miscellaneous acquisition expenses and (ii) the application of such funds and cash on hand as of March 31, 2002, to invest in a joint venture which will own five properties, as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2002, has been adjusted to give effect to the transactions in (i) and (ii) above as if they had occurred on March 31, 2002.

         The Unaudited Pro Forma Consolidated Statements of Earnings for the quarter ended March 31, 2002 and for the year ended December 31, 2001, include the historical operating results of the properties described in (ii) above, as well as five properties purchased by the Company prior to March 31, 2002, from the date of their acquisition plus operating results from (A) the later of (i) the date the properties became operational by the previous owners or (ii) January 1, 2001, to (B) the earlier of (i) the date the properties were acquired by (or for the pending acquisitions, became probable of being acquired) the Company or (ii) the end of the pro forma period presented (the "Pro Forma Period").

         This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected herein had occurred on the dates or been in effect during the periods indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company's financial results or conditions in the future.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2002

                                                                                   Pro Forma
                         ASSETS                             Historical            Adjustments                  Pro Forma
                                                          --------------          -------------              -------------

Land, buildings and equipment on operating leases, net      $ 83,016,979            $58,800,000    (b)       $ 145,676,556
                                                                                      3,859,577    (b)
Cash and cash equivalents                                     38,228,940             86,087,218    (a)          84,106,661
                                                                                    (10,760,902 )  (a)
                                                                                     23,520,000    (b)
                                                                                    (58,800,000 )  (b)
                                                                                     (2,130,271 )  (b)
                                                                                       (538,324 )  (b)
                                                                                      8,500,000    (c)
Restricted cash                                                  322,399                     --                    322,399
Receivables                                                        6,416                     --                      6,416
Loan costs, net                                                   18,852                538,324    (b)             557,176
Accrued rental income                                            227,945                     --                    227,945
Other assets                                                   3,200,459              3,873,925    (a)           5,345,078
                                                                                      2,130,271    (b)
                                                                                     (3,859,577 )  (b)
                                                          --------------          -------------              -------------
                                                            $125,021,990           $111,220,241               $236,242,231
                                                          ==============          =============              =============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Accounts payable and accrued expenses                     $   85,675                $    --                 $   85,675
    Due to related parties                                     1,841,282                     --                  1,841,282
    Mortgages payable                                         12,933,859             23,520,000    (b)          36,453,859
    Security deposits                                          3,204,875                     --                  3,204,875
    Rent paid in advance                                          79,248                     --                     79,248
                                                          --------------          -------------              -------------
          Total liabilities                                   18,144,939             23,520,000                 41,664,939
                                                          --------------          -------------              -------------

Minority Interest                                                     --              8,500,000    (c)           8,500,000
                                                          --------------          -------------              -------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                       --                     --                         --
    Excess shares, $0.01 par value per share.
       Authorized and unissued 103,000,000 shares                     --                     --                         --
    Common stock, $0.01 par value per share.
       Authorized 100,000,000 shares; issued 12,453,749
       and outstanding 12,446,137 shares; issued 21,062,471
       and outstanding 21,054,859 shares, as adjusted            124,461                 86,087    (a)             210,548
    Capital in excess of par value                           108,423,781             86,001,131    (a)         187,537,935
                                                                                     (6,886,977 )  (a)
    Accumulated distributions in excess of net earnings       (1,671,191 )                   --                 (1,671,191 )
                                                          --------------          -------------              -------------
          Total stockholders' equity                         106,877,051             79,200,241                186,077,292
                                                          --------------          -------------              -------------
                                                            $125,021,990           $111,220,241               $236,242,231
                                                          ==============          =============              =============



See accompanying notes to unaudited pro forma consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          QUARTER ENDED MARCH 31, 2002

                                                                                Pro Forma
                                                        Historical             Adjustments               Pro Forma
                                                       ------------          ---------------           -------------

Revenues:
    Rental income from operating leases                 $ 1,401,373              $ 2,047,734     (1)     $ 3,449,107
    FF&E reserve income                                       9,335                   81,606     (2)          90,941
    Interest and other income                               257,053                 (257,001   ) (3)              52
                                                        ------------          ---------------           -------------
                                                          1,667,761                1,872,339               3,540,100
                                                        ------------          ---------------           -------------
Expenses:
    Interest                                                108,692                  310,850     (4)         419,542
    General operating and administrative                    246,839                       --                 246,839
    Asset management fees to related party                   65,228                  122,649     (5)         187,877
    Depreciation and amortization                           418,398                  628,564     (7)       1,046,962
                                                        ------------          ---------------           -------------
                                                            839,157                1,062,063               1,901,220
                                                        ------------          ---------------           -------------

Net earnings before minority interest                       828,604                  810,276               1,638,880

Minority interest                                                --                 (142,977   ) (8)        (142,977 )
                                                        ------------          ---------------           -------------


Net earnings                                              $ 828,604                $ 667,299             $ 1,495,903
                                                        ============          ===============           =============

Net Earnings Per Share of Common Stock
    (Basic and Diluted) (9)                                $   0.09                                        $    0.15
                                                        ============                                    =============

Weighted Average Number of Shares of Common
    Stock Outstanding (Basic and Diluted) (9)             9,682,887                                       10,263,337
                                                        ============                                    =============


See accompanying notes to unaudited pro forma consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 2001

                                                                                Pro Forma
                                                        Historical             Adjustments               Pro Forma
                                                       ------------          ---------------           -------------

Revenues:
    Rental income from operating leases                 $ 1,725,018             $ 12,613,012     (1)    $ 14,338,030
    FF&E reserve income                                      39,199                  183,249     (2)         222,448
    Interest and other income                               135,402                 (134,844   ) (3)             558
                                                        ------------          ---------------           -------------
                                                          1,899,619               12,661,417              14,561,036
                                                        ------------          ---------------           -------------
Expenses:
    Interest                                                105,056                2,339,698     (4)       2,444,754
    General operating and administrative                    395,268                       --                 395,268
    Asset management fees to related party                   93,219                  658,286     (5)         751,505
    Reimbursement of operating expenses
       from related party                                  (145,015  )               145,015     (6)              --
    Depreciation and amortization                           535,126                3,520,567     (7)       4,055,693
                                                        ------------          ---------------           -------------
                                                            983,654                6,663,566               7,647,220
                                                        ------------          ---------------           -------------

Net earnings before minority interest                       915,965                5,997,851               6,913,816

Minority interest                                                --                 (513,873   ) (8)        (513,873 )
                                                        ------------          ---------------           -------------


Net earnings                                              $ 915,965              $ 5,483,978             $ 6,399,943
                                                        ============          ===============           =============

Net Earnings Per Share of Common Stock
    (Basic and Diluted) (9)                                $   0.38                                        $    0.70
                                                        ============                                    =============

Weighted Average Number of Shares of Common
    Stock Outstanding (Basic and Diluted) (9)             2,391,072                                        9,193,697
                                                        ============                                    =============




See accompanying notes to unaudited pro forma consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS
                    FOR THE QUARTER ENDED MARCH 31, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001D


Unaudited Pro Forma Consolidated Balance Sheet:

(a) Represents gross proceeds of $86,087,218 from the sale of 8,608,722 shares during the period April 1, 2002 through July 12, 2002, and payments of $10,760,902 for related acquisition fees of $3,873,925 (4.5% of gross proceeds) which are reflected in other assets, selling commissions of $6,456,541 (7.5% of gross proceeds) and marketing support fees of $430,436 (0.5% of gross proceeds) which have been netted against stockholders' equity.

(b) Represents the use of $37,948,595 of cash and cash equivalents and $23,520,000 borrowings under mortgage notes payable, to purchase five properties for $58,800,000, to pay $1,058,400 of acquisition fees on permanent financing (4.5% of permanent financing) and $1,071,871 in miscellaneous acquisition costs incurred in conjunction with the purchase of the properties and to pay loan costs of $538,324. Also represents reclassification of $1,596,077 in miscellaneous acquisition costs and $2,263,500 in acquisition fees to land, buildings and equipment on operating leases.

                                                                                   Acquisition
                                                                                     Fees and
                                                                                  Closing Costs
                                                                                   Allocated to
                                                             Purchase Price         Investment            Total
                                                             ----------------     ---------------    ----------------

         Brighton Gardens in Camarillo, CA                      $ 18,694,698         $ 1,089,804        $ 19,784,502
         Brighton Gardens in Towson, MD                           14,452,319           1,162,851          15,615,170
         MapleRidge in Clayton, OH                                 8,110,569             509,316           8,619,885
         MapleRidge in Dartmouth, MA                               9,488,304             596,915          10,085,219
         MapleRidge in Elk Grove, CA                               8,054,110             500,691           8,554,801
                                                             ----------------     ---------------    ----------------

                                                                $ 58,800,000         $ 3,859,577        $ 62,659,577
                                                             ================     ===============    ================

(c) The properties in Camarillo, California, Towson, Maryland, Clayton, Ohio, Dartmouth, Massachusetts, and Elk Grove, California (the "Joint Venture Properties") are owned through a consolidated joint venture (the "Joint Venture") in which the Company owns a 76.75 percent interest. Adjustment represents $8,500,000 of cash received from the minority partner for ownership of 23.25 percent of the Joint Venture.

Unaudited Pro Forma Consolidated Statements of Earnings:
-------------------------------------------------------

(1) Represents adjustment to rental income from the operating leases for the properties acquired by the Company as of July 12, 2002 (collectively, the "Pro Forma Property" or "Pro Forma Properties") for the Pro Forma Period.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

         The following presents the actual date the Pro Forma Properties were acquired by the Company as compared to the date the Pro Forma Properties were treated as becoming operational as a rental property for purposes of the Pro Forma Consolidated Statements of Earnings.

                                                                                      Date the
                                                                                      Property
                                                                                       Became
                                                                                   Operational as
                                                                                      a Rental
                                                           Date Acquired by         Property for          Purchase
                                                             the Company             Pro Forma             Price
                                                                                      Purposes
                                                         ---------------------    -----------------    ---------------

         Broadway Plaza in Arlington, TX                 November 9, 2001         January 1, 2001          $10,578,750
         Homewood Residence in Boca Raton, FL            November 9, 2001         January 1, 2001            9,672,000
         Holley Court Terrace in Oak Park, IL            February 11, 2002        January 1, 2001           18,469,275
         Homewood Residence in Coconut Creek, FL         February 11, 2002        January 1, 2001            9,687,563
         Heritage Club in Greenwood Village, CO          March 22, 2002           January 1, 2001           17,865,375
         Brighton Gardens in Camarillo, CA a             May 16, 2002             January 1, 2001           18,694,698
         Brighton Gardens in Towson, MD a                May 16, 2002             January 1, 2001           14,452,319
         MapleRidge in Clayton, OH a                     May 17, 2002             January 1, 2001            8,110,569
         MapleRidge in Dartmouth, MA a                   May 16, 2002             January 1, 2001            9,488,304
         MapleRidge in Elk Grove, CA a                   May 16, 2002             January 1, 2001            8,054,110

         (a) Properties acquired through the Joint Venture (see Note (c) above.)

         The leases provide for the payment of percentage rent in addition to base rental income; however, no percentage rent was due under the leases for the Pro Forma Properties during the period the Company was assumed to have held the properties.

(2) Represents reserve funds, which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Joint Venture Properties (the "FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company.

(3) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts for the Pro Forma Period. The pro forma adjustment is based upon the fact that interest income from interest bearing accounts was earned at a rate of approximately two to four percent per annum by the Company during the quarter ended March 31, 2002 and the year ended December 31, 2001.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

(4) Represents adjustment to interest expense for mortgage loans for the Pro Forma Period based on the following terms:


                                                                                     Pro Forma
                                                                                    Adjustment              Pro Forma
                                                                                      for the              Adjustment
                                                                                   Quarter Ended       for the Year Ended
                                   Mortgage                                          March 31,          December 31, 2001
                                     Loan                Interest Rate                 2002
                                 -------------     --------------------------    ------------------    --------------------
         Holley Court              $12,974,397     Floating   at  350  basis          $89,626               $932,266
         Terrace in Oak                            points  over  the  30-day
         Park, IL, maturing                        LIBOR,   with   a   LIBOR
         October 2003                              floor   of    3.50.    If
                                                   30-day LIBOR falls below
                                                   2.60, interest rate will
                                                   be 30-day  LIBOR plus 440
                                                   basis points. During
                                                   the Pro Forma Period,
                                                   the interest rate varied
                                                   from 6.14% to 8.00%.

         Joint Venture            $23,520,000      Floating at 186 basis             $221,224              $1,407,432
         Properties,                               points over the rate of
         maturing May 2006                         commercial paper graded
                                                   A1 by Standard & Poors
                                                   or F1 by Fitch IBCA.
                                                   During the Pro Forma
                                                   Period, the interest
                                                   rate varied from 3.69%
                                                   to 7.44%.

         If the interest rates on variable rate loans would have increased by 0.125% during the Pro Forma Period, interest expense would have increased by $9,313 and $40,685 for the quarter ended March 31, 2002 and the year ended December 31, 2001, respectively.

(5) Represents increase in asset management fees relating to the Pro Forma Properties for the Pro Forma Period. Asset management fees are equal to 0.60% per year of the Company's Real Estate Asset Value as defined in the Company's prospectus.

(6) Pursuant to the advisory agreement, CNL Retirement Corp. (the "Advisor") is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year") the greater of two percent of average invested assets or 25 percent of net income (the "Expense Cap.") During the Expense Year ended June 30, 2001, the Company's operating expenses exceeded the Expense Cap by $145,015.

         As a result of the Pro Forma Properties being treated in the Pro Forma Consolidated Statements of Earnings as operational for the Pro Forma Period, the Expense Cap increased based on two percent of average invested assets; therefore, the amount of the reimbursement of operating expenses from related party was adjusted for the year ended December 31, 2001.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

(7) Represents increase in depreciation expense of the buildings and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma Properties accounted for as operating leases using the straight-line method of $600,988 and $3,407,027 for the quarter ended March 31, 2002 and the year ended December 31, 2001, respectively. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively. Also represents amortization of the loan costs of $27,576 and $113,540 for the quarter ended March 31, 2002 and the year ended December 31, 2001, respectively, on related mortgage loans, amortized during the Pro Forma Period under the straight-line method (which approximates the effective interest method) over the life of the loan.

         The following presents the amount of land, building and FF&E for each of the Pro Forma Properties:

                                                               Land              Building            FF&E
                                                          ----------------    ---------------    --------------

         Broadway Plaza in Arlington, TX                     $  1,343,538        $ 9,174,538         $  602,226
         Homewood Residence in Boca Raton, FL                   1,143,571          8,501,806            554,537
         Holley Court Terrace in Oak Park, IL                   2,126,678         16,781,522            442,830
         Homewood Residence in Coconut Creek, FL                1,668,988          7,916,031            554,639
         Heritage Club in Greenwood Village, CO                 1,798,124         15,942,119            934,375
         Brighton Gardens in Camarillo, CA                      2,474,399         16,771,260            538,843
         Brighton Gardens in Towson, MD                           983,220         14,278,625            353,325
         MapleRidge in Clayton, OH                                807,726          7,604,284            207,875
         MapleRidge in Dartmouth, MA                              914,103          8,966,866            204,250
         MapleRidge in Elk Grove, CA                              807,246          7,531,033            216,522

(8) Represents adjustment to minority interest for the Joint Venture, a consolidated subsidiary in which the Company owns a 76.75% interest, for the Pro Forma Period.

                                                                                                  For the Year
                                                                   For the Quarter Ended              Ended
                                                                      March 31, 2002            December 31, 2001
                                                                   ----------------------     ----------------------
                 Revenues:
                     Rental income from operating leases                      $ 1,248,202                $ 5,408,886
                     FF&E Reserve Income                                           81,606                    183,249

                 Expenses:
                     Interest                                                    (221,225 )               (1,407,431 )
                     Asset management fees to related parties                     (67,694 )                 (270,774 )
                     Depreciation and amortization                               (425,932 )               (1,703,725 )
                                                                   ----------------------     ----------------------

                 Pro Forma Net earnings of the Joint Venture                      614,957                  2,210,205
                 Minority interest ownership percentage                             23.25 %                    23.25 %
                                                                   ----------------------     ----------------------

                 Minority interest                                             $  142,977                 $  513,873
                                                                   ======================     ======================



                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                    FOR THE QUARTER ENDED MARCH 31, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

(9) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the quarter ended March 31, 2002 and the year ended December 31, 2001. As a result of receipt of gross proceeds from the sale of shares during the period April 1, 2002 through July 12, 2002, as described in Note (a) above, which were available to acquire the Pro Forma Properties described in Note (b) above, pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted for the subsequent sale of shares, during the quarter ended March 31, 2002 and the year ended December 31, 2001.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                               March 31,                December 31,
                                                                                  2002                      2001
                                                                            -----------------          ----------------
                                ASSETS

Land, buildings and equipment on operating leases, less accumulated
   depreciation of $1,207,785 and $827,127, respectively                       $  83,016,979             $  35,232,568
Cash and cash equivalents                                                         38,228,940                26,721,107
Restricted cash                                                                      322,399                    35,109
Receivables                                                                            6,416                   180,163
Loan costs, less accumulated amortization of $56,721 and
   $18,981, respectively                                                              18,852                    36,936
Accrued rental income                                                                227,945                    97,793
Other assets                                                                       3,200,459                 2,143,213
                                                                           ------------------        ------------------

                                                                               $ 125,021,990             $  64,446,889
                                                                           ==================        ==================

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Mortgage payable                                                           $  12,933,859                  $     --
    Due to related parties                                                         1,841,282                 1,772,807
    Accounts payable and accrued expenses                                             85,675                   294,839
    Security deposit                                                               3,204,875                 1,363,986
    Rent paid in advance                                                              79,248                   105,215
                                                                           ------------------        ------------------
          Total liabilities                                                       18,144,939                 3,536,847
                                                                           ------------------        ------------------

Stockholders' equity:
    Preferred stock, without par value.
         Authorized and unissued 3,000,000 shares                                         --                        --
    Excess shares, $.01 par value per share.
         Authorized and unissued 103,000,000 shares                                       --                        --
    Common stock, $.01 par value per share.
         Authorized 100,000,000 shares, issued 12,453,749 and
         7,141,131 shares, respectively, outstanding 12,446,137
         and 7,134,400 shares, respectively                                          124,461                    71,344
    Capital in excess of par value                                               108,423,781                61,786,149
    Accumulated distributions in excess of net earnings                           (1,671,191 )                (947,451 )
                                                                           ------------------        ------------------
          Total stockholders' equity                                             106,877,051                60,910,042
                                                                           ------------------        ------------------

                                                                               $ 125,021,990             $  64,446,889
                                                                           ==================        ==================





     See accompanying notes to condensed consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                         Quarter
                                                                                     Ended March 31,
                                                                             2002                       2001
                                                                          ------------               ------------

Revenues:
    Rental income from operating leases                                   $ 1,401,373                  $ 344,940
    FF&E reserve income                                                         9,335                      7,858
    Interest and other income                                                 257,053                      3,564
                                                                         -------------              -------------
                                                                            1,667,761                    356,362
                                                                         -------------              -------------

Expenses:
    Interest                                                                  108,692                     66,738
    General operating and administrative                                      246,839                     89,996
    Asset management fees to related party                                     65,228                     20,773
    Depreciation and amortization                                             418,398                    111,507
                                                                         -------------              -------------
                                                                              839,157                    289,014
                                                                         -------------              -------------

Net Earnings                                                                $ 828,604                  $  67,348
                                                                         =============              =============


Net Earnings Per Share of Common
   Stock (Basic and Diluted)                                                 $   0.09                   $   0.05
                                                                         =============              =============

Weighted Average Number of Shares of
   Common Stock Outstanding (Basic and Diluted)                             9,682,887                  1,283,363
                                                                         =============              =============





     See accompanying notes to condensed consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

          Quarter Ended March 31, 2002 and Year Ended December 31, 2001


                                                Common stock                                    Accumulated
                                         -----------------------------       Capital in        distributions
                                          Number              Par            excess of         in excess of
                                         of shares           value           par value         net earnings             Total
                                         ------------     ------------    ----------------    ----------------     ---------------


  Balance at December 31, 2000              1,185,840       $ 11,858          $ 9,547,784          $  (356,094 )       $ 9,203,548

  Subscriptions received for common
    stock through public offering and
    distribution reinvestment plan          5,951,975         59,520           59,460,231                    --         59,519,751

  Retirement of common stock                   (3,415 )          (34  )           (31,386 )                  --            (31,420 )

  Stock issuance costs                             --             --           (7,190,480 )                  --         (7,190,480 )

  Net earnings                                     --             --                    --             915,965             915,965

  Distributions declared and paid
    ($0.6996 per share)                            --             --                    --          (1,507,322 )        (1,507,322 )
                                         -------------    ------------     ---------------    -----------------    ----------------

  Balance at December 31, 2001              7,134,400         71,344           61,786,149             (947,451 )        60,910,042

  Subscriptions received for common
    stock through public offering and
    distribution reinvestment plan          5,312,618         53,126           53,073,053                    --         53,126,179

  Retirement of common stock                     (881 )           (9  )            (8,098 )                  --             (8,107 )

  Stock issuance costs                             --             --           (6,427,323 )                  --         (6,427,323 )

  Net earnings                                     --             --                   --               828,604            828,604

  Distributions declared and paid
    ($0.1749 per share)                            --             --                   --            (1,552,344)        (1,552,344 )
                                         -------------    ------------     ---------------    -----------------    ----------------

  Balance at March 31, 2002                12,446,137       $124,461         $108,423,781         $ (1,671,191 )      $106,877,051
                                         =============    ============     ===============    =================    ================





     See accompanying notes to condensed consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Quarter Ended
                                                                                        March 31,
                                                                               2002                  2001
                                                                          --------------        --------------
Increase (Decrease) in Cash and Cash Equivalents:

    Net Cash Provided by Operating Activities                              $ 3,082,728            $  235,380
                                                                         ---------------       ---------------

    Net Cash Used in Investing Activities:
       Additions to land, buildings and equipment on
          operating leases                                                 (33,047,816  )                 --
       Payment of acquisition costs                                         (3,420,767  )            (81,937  )
       Increase in restricted cash                                            (287,290  )             (5,233  )
                                                                         ---------------       ---------------
            Net cash used in investing activities                          (36,755,873  )            (87,170  )
                                                                         ---------------       ---------------

    Net Cash Provided by (Used in) Financing Activities:
       Repayment of borrowings on line of credit                                    --            (1,455,000  )
       Principal payments on mortgage loans                                    (40,538  )                 --
       Payment of loan costs                                                   (19,656  )                 --
       Subscriptions received from stockholders                             53,126,179             1,735,638
       Distributions to stockholders                                        (1,552,344  )           (219,887  )
       Retirement of common stock                                              (18,400  )                 --
       Payment of stock issuance costs                                      (6,314,263  )           (183,072  )
                                                                         ---------------       ---------------
    Net cash provided by (used in) financing activities                     45,180,978              (122,321  )
                                                                         ---------------       ---------------

Net Increase in Cash and Cash Equivalents                                   11,507,833                25,889

Cash and Cash Equivalents at Beginning of Quarter                           26,721,107               177,884
                                                                         ---------------       ---------------

Cash and Cash Equivalents at End of Quarter                               $ 38,228,940            $  203,773
                                                                         ===============       ===============

Supplemental Schedule of Non-Cash
    Investing and Financing Activities:

        Mortgage assumed on property purchased                             $12,974,397               $    --
                                                                         ===============       ===============





     See accompanying notes to condensed consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                     Quarters Ended March 31, 2002 and 2001


1.       Organization and Nature of Business:
         -----------------------------------

         CNL Retirement Properties, Inc. was organized pursuant to the laws of the state of Maryland on December 22, 1997. CNL Retirement GP Corp. and CNL Retirement LP Corp. are wholly owned subsidiaries of CNL Retirement Properties, Inc. organized in Delaware in December 1999. CNL Retirement Partners, LP is a Delaware limited partnership formed in December 1999. CNL Retirement GP Corp. and CNL Retirement LP Corp. are the general and limited partner, respectively, of CNL Retirement Partners, LP. CNL Retirement - GP/Holding Corp. was formed in June 2001, to serve as the general partner of various other wholly owned subsidiaries which have been or will be formed for the purpose of acquiring properties. The term "Company" includes, unless the context otherwise requires, CNL
         Retirement Properties, Inc., CNL Retirement Partners, LP, CNL Retirement GP Corp., CNL Retirement LP Corp., CNL Retirement - GP/Holding Corp. and each of their subsidiaries.

         The Company intends to use the proceeds from its public  offerings (see
         Note 3), after deducting offering expenses, primarily to acquire real estate properties (the "Property or Properties") related to health care and seniors' housing facilities ("Retirement Facilities") located across the United States. The Retirement Facilities may include congregate living, assisted living and skilled nursing facilities, continuing care retirement communities and life care communities, and medical office buildings and walk-in clinics. The Company may provide mortgage financing ("Mortgage Loans") to operators of Retirement Facilities in the aggregate principal amount of approximately 5 to 10 percent of the Company's total assets. The Company also may offer furniture, fixture and equipment financing ("Secured Equipment Leases") to operators of Retirement Facilities. Any Secured Equipment Leases will be funded from the proceeds of a loan in an amount up to 10 percent of the Company's total assets.

2.       Basis of Presentation:

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and note disclosures required by accounting principles generally accepted in the United States for complete financial statements. The condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Operating results for the quarter ended March 31, 2002, may not be indicative of the results that may be expected for the year ending December 31, 2002. Amounts included in the financial statements as of December 31, 2001, have been derived from audited financial statements as of that date.

         These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Report on Form 10-K of CNL Retirement Properties, Inc. and its subsidiaries for the year ended December 31, 2001.

         The accompanying unaudited condensed consolidated financial statements include the accounts of CNL Retirement Properties, Inc. and its wholly owned subsidiaries, CNL Retirement GP Corp. and CNL Retirement LP Corp., CNL Retirement - GP/Holding Corp. and each of their subsidiaries. All significant intercompany balances and transactions have been eliminated.

3.       Public Offerings:
         -----------------

         On September 18, 2000, the Company commenced an offering of up to 15,500,000 additional shares of common stock ($155,000,000) (the "2000 Offering"). Of the 15,500,000 shares of common stock offered, up to 500,000 are available to stockholders purchasing shares through the distribution reinvestment plan. As of March 31, 2002, the Company had received total subscription proceeds from its initial public offering and the 2000 Offering of $124,337,523 (12,433,749 shares), including $469,133 (46,913 shares) through the distribution reinvestment plan.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                     Quarters Ended March 31, 2002 and 2001


3.       Public Offerings - Continued:
         ----------------------------

         On January 10, 2002, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission in connection with the proposed sale by the Company of up to 45,000,000 additional shares of common stock ($450,000,000) in an offering expected to commence immediately following the completion of the Company's 2000 Offering (the "2002 Offering"). Of the 45,000,000 shares of common stock to be offered, up to 5,000,000 will be available to stockholders purchasing shares through the Company's reinvestment plan.

4.       Land, Buildings and Equipment on Operating Leases:
         -------------------------------------------------

         As of March 31, 2002, the Company owned six Properties consisting of land, buildings and equipment, each of which was leased on a long-term, triple-net basis to a Retirement Facility operator. The leases are for 15 years, provide for minimum and contingent rent and require the tenants to pay executory costs. In addition, the tenants pay all property taxes and assessments and carry insurance coverage for public liability, property damage, fire and extended coverage. The lease options allow the tenants to renew the leases for two or four successive five-year periods subject to the same terms and conditions of the initial leases. Land, buildings and equipment on operating leases consisted of the following at:

                                                             March 31,                December 31,
                                                               2002                       2001
                                                         ------------------          ----------------

          Land                                                $  10,243,050              $  4,649,497
          Buildings                                              69,782,987                29,209,418
          Equipment                                               4,198,727                 2,200,780
                                                         ------------------          ----------------
                                                                 84,224,764                36,059,695
          Less accumulated depreciation                          (1,207,785 )                (827,127 )
                                                         ------------------          ----------------

                                                               $ 83,016,979              $ 35,232,568
                                                         ==================          ================

         The leases provide for increases in the minimum annual rents commencing at predetermined intervals during the leases. Such amounts are recognized on a straight-line basis over the terms of the leases commencing on the date the Properties were placed in service. For the quarter ended March 31, 2002, the Company recognized $130,153, of such rental income. This amount is included in rental income from operating leases in the accompanying consolidated statements of operations.

         The following is a schedule of future minimum lease payments to be received on the noncancellable operating leases at March 31, 2002:

                 2002                        $ 6,048,646
                 2003                          8,166,191
                 2004                          8,283,194
                 2005                          8,402,351
                 2006                          8,523,702
                 Thereafter                   90,840,597
                                         ----------------

                                            $ 130,264,681
                                         ================

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                     Quarters Ended March 31, 2002 and 2001


4.       Land, Buildings and Equipment on Operating Leases - Continued:
         --------------------------------------------------------------

         Since the leases are renewable at the option of the tenants, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include any amounts for future contingent rents, which may be received on the leases based on a percentage of the tenants' gross sales.

5.       Redemption of Shares:
         --------------------

         The Company has a redemption plan under which the Company may elect to redeem shares, subject to certain conditions and limitations. Under the redemption plan, prior to such time, if any, as listing occurs any stockholder who has held shares for at least one year may present all or any portion equal to at least 25 percent of their shares to the Company for redemption in accordance with the procedures outlined in the redemption plan. Upon presentation, the Company may, at its option, redeem the shares, subject to certain conditions and limitations. However, at no time during a 12-month period may the number of shares redeemed by the Company exceed 5 percent of the number of shares of the Company's outstanding common stock at the beginning of such 12-month period. During the quarter ended March 31, 2002, 881 shares of common stock were redeemed for $8,107 ($9.20 per share) and retired from shares outstanding of common stock.

6.       Stock Issuance Costs:
         --------------------

         The Company has incurred certain expenses in connection with its offerings, including commissions, marketing support and due diligence expense reimbursement fees, filing fees, and legal, accounting, printing and escrow fees, which have been deducted from the gross proceeds of the offerings. During the quarter ended March 31, 2002, the Company incurred $6,427,323 in offering costs, including $4,250,094 in commissions and marketing support and due diligence expense reimbursement fees (see Note 8). These amounts have been charged to stockholders' equity. Offering expenses paid by the Company together with selling commissions, the marketing support and due diligence expense reimbursement fee and the soliciting dealer servicing fee incurred by the Company will not exceed 13 percent of the proceeds raised in connection with the 2000 Offering.

7.       Distributions:
         -------------

         For the quarter ended March 31, 2002, approximately 46 percent of the distributions paid to stockholders were considered ordinary income and approximately 54 percent were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the quarter ended March 31, 2002, are required to be or have been treated by the Company as a return of capital for purposes of calculating the stockholders' return on their invested capital. The characterization for tax purposes of distributions declared for the quarter ended March 31, 2002, may not be indicative of the characterization of distributions that may be expected for the year ending December 31, 2002.

8.       Related Party Arrangements:
         --------------------------

         Certain directors and officers of the Company hold similar positions with CNL Retirement Corp. (the "Advisor") and the managing dealer of the Company's public offerings, CNL Securities Corp. These affiliates are entitled to receive fees and compensation in connection with the offerings, and the acquisition, management and sale of the assets of the Company.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                     Quarters Ended March 31, 2002 and 2001


8.       Related Party Arrangements - Continued:
         --------------------------------------

         CNL Securities  Corp. is entitled to receive  commissions  amounting to
         7.5 percent of the total amount raised from the sale of shares for services in connection with the offerings, a substantial portion of which has been or will be paid as commissions to other broker-dealers. During the quarter ended March 31, 2002, the Company incurred $3,984,463 of such fees, of which $3,718,833 has been or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

         In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5 percent of the total amount raised from the sale of shares in the 2000 Offering, a portion of which may be reallowed to other broker-dealers. During the quarter ended March 31, 2002, the Company incurred $265,631 of such fees, the majority of which were reallowed to other broker-dealers and from which all bona fide due diligence expenses have been or will be paid.

         CNL Securities Corp. will also receive, in connection with the 2000 Offering, a soliciting dealer servicing fee payable by the Company beginning on December 31 of the year following the year in which the 2000 Offering is completed and every December 31 thereafter until the Company's shares are listed on a national securities exchange or over-the-counter market ("Listing"). The soliciting dealer servicing fee will be equal to 0.20 percent of the aggregate investment of stockholders who purchase shares in the 2000 Offering. CNL Securities Corp. in turn may pay all or a portion of such fees to soliciting dealers whose clients hold shares on such date. As of March 31, 2002, no such fees had been incurred.

         The Advisor is entitled to receive acquisition fees for services in identifying Properties and structuring the terms of the leases of the Properties and Mortgage Loans equal to 4.5 percent of gross proceeds of the offerings and loan proceeds from permanent financing, excluding that portion of the permanent financing used to finance Secured Equipment Leases. The Advisor is also entitled to receive acquisition fees equal to 4.5 percent of amounts outstanding on the line of credit, if any, at the time Listing occurs. During the quarter ended March 31, 2002, the Company incurred $2,973,333 of such fees, including $583,848 of acquisition fees on permanent debt. Such fees are included in other assets prior to being allocated to individual Properties.

         The Company incurs operating expenses which, in general, are expenses relating to administration of the Company on an ongoing basis. Pursuant to an advisory agreement, the Advisor is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year") the greater of 2 percent of average invested assets or 25 percent of net income (the "Expense Cap"). Operating expenses for the Expense Years ended March 31, 2002 and 2001, did not exceed the Expense Cap.

         The Company and the Advisor have entered into an advisory agreement pursuant to which the Advisor receives a monthly asset management fee of one-twelfth of 0.60 percent of the Company's real estate asset value and the outstanding principal balance of any Mortgage Loan as of the end of the preceding month. During the quarter ended March 31, 2002, the Company incurred $65,228 of such fees.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                     Quarters Ended March 31, 2002 and 2001


8.       Related Party Arrangements - Continued:
         --------------------------------------

         The Advisor and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offerings) on a day-to-day basis. The expenses incurred for these services were classified as follows for the quarters ended March 31:

                                                                           2002                      2001
                                                                     -----------------        ----------------

         Stock issuance costs                                              $  881,229               $   34,583
         Land, buildings and equipment on operating leases
           and other assets                                                     7,678                      217
         General operating and administrative expenses                        109,139                   57,200
                                                                     -----------------        ----------------

                                                                           $  998,046               $   92,000
                                                                     =================        ================

         Amounts due to related parties consisted of the following at:

                                                                         March 31,              December 31,
                                                                            2002                    2001
                                                                     -----------------        ----------------

         Due to the Advisor and its affiliates:
         Expenditures incurred for offering expenses on behalf
           of the Company                                                 $  1,332,681            $  1,328,123
         Accounting and administrative services                                 93,612                  62,313
         Acquisition fees and miscellaneous acquisition
           expenses                                                            151,103                 226,986
                                                                     -----------------        ----------------
                                                                             1,577,396               1,617,422
                                                                     -----------------        ----------------

         Due to CNL Securities Corp.:
         Commissions                                                           247,383                 145,670
         Marketing support and due diligence expense
           reimbursement fee                                                    16,503                   9,715
                                                                     -----------------        ----------------
                                                                               263,886                 155,385
                                                                     -----------------        ----------------

                                                                          $  1,841,282            $  1,772,807
                                                                     =================        ================

9.       Indebtedness:
         ------------

         In February 2002, the Company assumed a mortgage of $12,974,397 that matures on October 2, 2003, in conjunction with the purchase of a property located in Oak Park, Illinois. The mortgage bears interest at a floating rate of (i) 350 basis points over the 30-day LIBOR if LIBOR is over 2.6 percent or (ii) 440 basis points over the 30-day LIBOR if LIBOR is under 2.6 percent. In accordance with the provisions of the mortgage, the Company has placed $277,821 in an escrow reserve account that represents three months of debt service related to the mortgage. This escrow reserve is included in restricted cash at March 31, 2002.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                     Quarters Ended March 31, 2002 and 2001


10.      Commitments and Contingencies:
         -----------------------------

         In connection with the acquisition of four of its Properties, the Company may be required to make additional payments (the "Earnout Amount") if certain earnout provisions are achieved by the earnout date (the "Earnout Date") for each Property. The calculation of the Earnout Amount generally considers the net operating income for the Property, the Company's initial investment in the Property and the fair value of the Property. At such time that an Earnout Amount becomes payable, the lease will be amended to increase the annual minimum rent for any such amount. The Earnout Dates for each Property are as follows:

                              Property                         Earnout Date
             --------------------------------------------  --------------------
             Broadway Plaza, Arlington, Texas               October 31, 2004
             Homewood Residence, Boca Raton, Florida         August 31, 2004
             Homewood Residence, Coconut Creek, Florida      March 31, 2005
             Heritage Club, Greenwood Village, Colorado      April 15, 2005

11.      Concentration of Credit Risk:
         ----------------------------

         During the quarter ended March 31, 2002, the Company owned six Properties. The lessees of five of these Properties are wholly owned subsidiaries of American Retirement Corporation and contributed 75 percent of the Company's total rental income. In addition, the five Properties are operated under the American Retirement Corporation brand chains. Although the Company intends to acquire additional Properties located in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of these lessees or the American Retirement Corporation brand chains would significantly impact the results of operations of the Company. However, management believes that the risk of such a default is reduced due to the Company requiring security deposits on each of its properties, obtaining a guaranty from the tenant's parent company and, in some cases, requiring an additional cash reserve account to be held at the tenant level. The leases for the Company's Properties located in Arlington, Texas, Boca Raton, Florida, Coconut Creek, Florida, Oak Park, Illinois and Greenwood Village, Colorado contain cross-default terms, meaning that if any tenant of any of the Properties defaults on its obligations under its lease, the Company will have the ability to pursue its remedies under the lease with respect to any of these Properties regardless of whether the tenant of any such Property is under default under its lease. It is expected that the percentage of total rental income contributed by these lessees will decrease as additional Properties are acquired and leased during subsequent periods.

12.      Subsequent Events:
         -----------------

         During the period April 1, 2002 through May 7, 2002, the Company received subscription proceeds for an additional 2,971,945 shares
         ($27,919,451) of common stock. As of May 7, 2002, the Company had received total subscription proceeds of $152,256,974.

         On April 1, 2002 and May 1, 2002, the Company declared distributions totaling $730,715 and $865,199, respectively, or $0.0583 per share of common stock, payable in June 2002, to stockholders of record on April 1, 2002 and May 1, 2002, respectively.

                      INDEX TO OTHER FINANCIAL INFORMATION


The following summarized financial information is filed as part of this report as a result of Marriott International, Inc. ("Marriott") guaranteeing lease payments for the tenant relating to six of the Properties owned, directly or indirectly, by the Company as of July 12, 2002. The summarized financial information presented for Marriott as of December 28, 2001 and December 29, 2000, and for each of the years ended December 28, 2001, December 29, 2000 and December 31, 1999, was obtained from the Form 10-K filed by Marriott with the Securities and Exchange Commission for the year ended December 28, 2001. The summarized financial information presented for Marriott as of March 22, 2002, was obtained from the Form 10-Q filed by Marriott for the twelve-week period ended March 22, 2002.

                                                                           Page
Marriott International, Inc. and Subsidiaries:

    Selected Financial Data for the twelve-week period ended
      March 22, 2002 and the years ended December 28, 2001,
      December 29, 2000 and December 31, 1999                              B-22

                  Marriott International, Inc. and Subsidiaries
                             Selected Financial Data
                      (in Millions, except per share data)





Condensed Consolidated Balance Sheet Data:


                                                              March 22,            December 28,            December 29,
                                                                2002                  2001                    2000
                                                              ----------            ----------              ----------

Current assets                                                 $1,510                $2,130                  $1,645
Noncurrent assets                                               7,043                 6,977                   6,592
Current liabilities                                             1,687                 1,802                   1,917
Noncurrent liabilities                                          3,218                 3,827                   3,053
Stockholders' equity                                            3,648                 3,478                   3,267



Consolidated Statements of Income Data:


                                            Twelve Weeks          Fiscal Year            Fiscal Year          Fiscal Year
                                               Ended                 Ended                  Ended                Ended
                                             March 22,            December 28,          December 29,          December 31,
                                                2002                  2001                  2000                  1999
                                          -----------------    -------------------     ----------------      ---------------

Gross revenues                                  $2,383                 $10,198               $10,135               $8,771

Costs and expenses (including
   income tax expense)                           2,301                   9,962                 9,656                8,371
                                             ----------            ------------           -----------            ---------

Net income                                        $ 82                   $ 236                 $ 479                $ 400
                                             ==========            ============           ===========            =========

Basic earnings per share                         $0.34                   $0.97                $ 1.99                $1.62
                                             ==========            ============           ===========            =========

Diluted earnings per share                       $0.32                   $0.92                $ 1.89                $1.51
                                             ==========            ============           ===========            =========


                                   ADDENDUM TO
                                   APPENDIX D

                             SUBSCRIPTION AGREEMENT


                 ----------------------------------------------

                 THE  SUBSCRIPTION  AGREEMENT IN THIS  ADDENDUM
                 UPDATES  AND   REPLACES   APPENDIX  D  TO  THE
                 ATTACHED PROSPECTUS, DATED MAY 14, 2002.

                 ----------------------------------------------

Subscription Agreement                                          LOGO
CNL RETIREMENT PROPERTIES, INC.




1._______________INVESTMENT____________________________________________________

This subscription is in the amount of $________________ for the purchase of _________________ Shares ($10.00 per Share). The minimum initial subscription is 250 Shares ($2,500); 100 Shares ($1,000) for IRA, Keogh and qualified plan accounts (except in states with higher minimum purchase requirements).

|_| ADDITIONAL PURCHASE |_| REINVESTMENT PLAN - Investor elects to participate in Plan (See prospectus for details.)

2._______________SUBSCRIBER INFORMATION________________________________________

Name (1st)__________________ |_| M |_| F  Date of Birth (MM/DD/YY)_____________

Name (2nd)__________________ |_| M |_| F  Date of Birth (MM/DD/YY)_____________

Address________________________________________________________________________

City____________________________________ State ________ Zip Code_______________

Custodian Account No._________________________ Daytime Phone #(___)____________

E-Mail Address ______________ (Please complete Electronic Delivery form, page 3)

State of Residence of Subscriber/Plan Beneficiary (required)___________________

TAXPAYER IDENTIFICATION NUMBER: For most individual taxpayers, it is their Social Security number. Note: If the purchase is in more than one name, the number should be that of the first person listed. For IRAs, Keoghs and qualified plans, enter both the Social Security number and the custodian Taxpayer Identification Number.

     Taxpayer ID # ____-_______________ Social Security # _____-_____-_____

TAX IDENTIFICATION  NUMBER CONFIRMATION  (required):  The investor signing under
Item 6 below, under penalties of perjury, certifies that (i) the number shown on this subscription agreement is his correct Taxpayer Identification Number (or he is waiting for a number to be issued to him) and (ii) he is not subject to backup withholding either because he has not been notified by the Internal Revenue Service ("IRS") that he is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified him that he is no longer subject to backup withholding [NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE APPROPRIATE BOX BELOW HAS BEEN CHECKED].

Subscriber is a: |_| U.S. citizen |_| Resident Alien |_| Foreign Resident - Country __________________
|_| U.S. citizen residing outside the U.S. - Income Tax Filing State ______
|_| Subject to backup withholding

                                                 .

3._____________INVESTOR MAILING ADDRESS________________________________________

For the Subscriber of an IRA, Keogh, or qualified plan to receive informational mailings, please complete if different from address in Section 2.

Name___________________________________________________________________________

Address________________________________________________________________________

City____________________________________________ State_______  Zip Code________

Daytime Phone # (_____)____________ E-Mail Address ____________________________

                                                  CNL Retirement Properties, Inc

4._____________DIRECT DEPOSIT ADDRESS__________________________________________

Non-qualified registrants may direct their distributions to another financial institution or mutual fund. In no event will the Company or Affiliates be responsible for any adverse consequences of direct deposit.

|_|  Direct Deposit Authorization  (Please refer to item c below)

Financial Institution _____________________ Telephone Number (____)____________

Mailing Address _______________________________________________________________

City ______________________________ State _______________ Zip Code ____________

Routing Transit Number (ABA#)__________ (Required) Account No._______ (Required)
Account Type:  |_|  Checking   |_|  Savings


                          PLEASE ATTACH A VOIDED CHECK.


5._____________FORM OF OWNERSHIP_______________________________________________

(Select only one)                                          |_| JOINT TENANTS WITH RIGHT OF SURVIVORSHIP - all parties must sign (8)
|_| INDIVIDUAL - one signature required (1)                |_| A MARRIED PERSON/SEPARATE PROPERTY - one signature required (34)
|_| HUSBAND AND WIFE, AS COMMUNITY PROPERTY two            |_| KEOGH (H.R.10) - trustee signature required (24)
    signatures required (15)                               |_| CUSTODIAN - custodian signature required (33)
|_| TENANTS IN COMMON - two signatures required (9)        |_| PARTNERSHIP (3)
|_| TENANTS BY THE ENTIRETY - two signatures required (31) |_| NON-PROFIT ORGANIZATION (12)
|_| S-CORPORATION (22)                                     |_| PENSION PLAN - trustee signature(s) required (19)
|_| C-CORPORATION (5)                                      |_| PROFIT SHARING PLAN - trustee signature(s) required (27)
|_| IRA - custodian signature required (23)                |_| CUSTODIAN UGMA-STATE of ________ - custodian signature required (16)
|_| ROTH IRA - custodian signature required (36)           |_| CUSTODIAN UTMA-STATE of ________ - custodian signature required (42)
|_| SEP - custodian signature required (38)                |_| ESTATE - Personal Representative signature required (13)
|_| TAXABLE TRUST (7)                                      |_| REVOCABLE GRANTOR TRUST - grantor signature required (25)
|_| TAX-EXEMPT TRUST (20)                                  |_| IRREVOCABLE TRUST - trustee signature required (21)

6. ______________SUBSCRIBER SIGNATURES_________________________________________

The Subscriber understands that, BY EXECUTING THIS AGREEMENT A SUBSCRIBER DOES NOT WAIVE ANY RIGHTS HE MAY HAVE UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR UNDER ANY STATE SECURITIES LAW:


X ____________________________  _______ X___________________________ _______
  Signature of 1st Subscriber   Date     Signature of 2nd Subscriber Date

NOTICE TO ALL INVESTORS:

   (a) The Company, in its sole and absolute discretion, may accept or reject the Subscriber's subscription which if rejected will be promptly returned to the Subscriber, without interest. Non-U.S. stockholders (as defined in the Prospectus) will be admitted as stockholders with the approval of the Advisor.

   (b) The sale of Shares subscribed for hereunder may not be completed until at least five business days after the date the Subscriber receives a final Prospectus. Except as provided in this notice, the notice below, and in the Prospectus, the Subscriber will not be entitled to revoke or withdraw his subscription.

   (c) By checking the designated box in section 4 above, CNL Investment Company or its Agent (hereafter referred to as "CNL") is authorized to deposit my (our) distribution directly into the account specified on this form. The authority will remain in force until I (we) have given written notice that I
(we) have terminated it, or until CNL has notified me (us) that this deposit service has been terminated. In the event that CNL deposits funds erroneously into my (our) account, they are authorized to debit my (our) account for an amount not to exceed the amount of the erroneous deposit.

The following states have established suitability standards different from those established by the Company: Iowa, Maine, Michigan, Missouri, Ohio and Pennsylvania. Please see the section of the prospectus entitled "Suitability Standards and How to Subscribe -- Suitability Standards."

NOTICE TO NORTH CAROLINA RESIDENTS: By signing this Subscription Agreement, North Carolina investors acknowledge receipt of the Prospectus and represent that they meet the suitability standards for North Carolina investors listed in the Prospectus.

                        ELECTRONIC DELIVERY OF DOCUMENTS




Sign up today to receive information from CNL electronically!

         CNL is pleased to announce a new option to investors -- the ability to receive quarterly and annual reports through the Internet, as well as, distribution notification and relevant fund information. This method of providing information is an efficient way for investors to view and store the fund's financial information at their convenience. Please complete the form below to begin receiving e-mail notifications.

         The subscriber consents to delivery of all documents relating to his or her investment in the Shares to the electronic mail address listed below or through posting of such documents on the Internet web site http:// www.cnlonline.com and consents to receive notice of such postings at the electronic mail address listed below. All documents will be delivered or posted in PDF format and free access to Adobe Acrobat software will be provided for review of documents in PDF format. However, in order to review documents in PDF format, a system running Windows 95/98/2000/NT4.0 or Macintosh OS version 7.5.3 or later is required and downloading time may be considerable. The subscriber understands that he or she may revoke this consent at any time by contacting CNL Investor Relations at the address provided in the Subscription Agreement and will subsequently receive all such documents in paper format. In addition, the subscriber understands that he or she may request paper copies of any documents delivered electronically by contacting CNL Investor Relations at the address provided on the Subscription Agreement.

         CONSENT TO ELECTRONIC DELIVERY MAY CAUSE YOU TO INCUR ADDITIONAL COSTS, SUCH AS ON-LINE TIME AND COSTS RELATING TO PRINTING PAPER COPIES OF DOCUMENTS.

         YOU SHOULD NOT CONSENT TO ELECTRONIC DELIVERY UNLESS YOU HAVE ACCESS TO THE MEDIA AND THE ABILITY TO RECEIVE DOCUMENTS IN THE FORMATS DESCRIBED ABOVE.

         THIS CONSENT IS EFFECTIVE UNTIL REVOKED AND RELATES TO ALL DOCUMENTS RELATING TO YOUR INVESTMENT IN THE SHARES.



___________________________  _____  ___________________________ _____
Signature of 1st Subscriber  Date   Signature of 2nd Subscriber Date


E-Mail Address:  _______________________________

We do not disclose any nonpublic information about our customers or former customers to anyone, except as required to provide you services in connection with your investment or as otherwise permitted by law.

                                                 CNL Retirement Properties, Inc.

7. ______________BROKER/DEALER INFORMATION_____________________________________

Broker/Dealer NASD Firm Name __________________________________________________

Registered Representative _____________________________________________________

Mailing Address _______________________________________________________________

City _______________ State ____ Zip Code ______ |_| Please check if new address

Phone # (_____)__________________  Fax # (_______)_______________________

E-mail Address ____________________________ Advisor No. _______________________

|_| Telephonic Subscriptions (check here): If the Registered Representative and Branch Manager are executing the signature page on behalf of the Subscriber, both must sign below. Registered Representatives and Branch Managers may not sign on behalf of residents of Florida, Iowa, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Mexico, North Carolina, Ohio, Oregon, South Dakota, Tennessee, or Washington. [NOTE: Not to be executed until Subscriber(s) has (have) acknowledged receipt of final prospectus.] Telephonic subscriptions may not be completed for IRA accounts.

|_| Deferred Commission Option (check here): The Deferred Commission Option means an agreement between a stockholder, the participating Broker/Dealer and the Managing Dealer to have Selling Commissions paid over a seven year period as described in "The Offering -- Plan of Distribution." This option will only be available with prior authorization by the Broker/Dealer.

|_| Registered Investment Advisor (RIA) (check here): This investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable. If an owner or principal or any member of the RIA firm is an NASD licensed Registered Representative affiliated with a Broker/Dealer, the transaction should be conducted through that Broker/Dealer, not through the RIA.

The undersigned confirm by their signatures that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the liquidity and marketability of the Shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; and (v) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

X _______________________________________________________  _____  _________________________________________________________
  Registered Representative/Investment Advisor Signature   Date   Print or Type Name of Person Signing

X _______________________________________________________  _____  _________________________________________________________
  Principal, Branch Manager or Other Authorized Signature  Date   Print or Type Name of Person Signing
  (If required by Broker/Dealer)


To subscribe for Shares,  complete and sign, where appropriate,  and deliver the
Subscription   Agreement,   along   with   your   check,   to  your   Registered
Representative. Your check should be made payable to: SOUTHTRUST BANK.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Company.

Overnight Packages:                          Regular Mail Packages:                For Office Use Only ***

Attn:  Investor Relations                    Attn:  Investor Relations             Sub. #_______________________
CNL Center at City Commons                   Post Office Box 1033
450 South Orange Avenue                      Orlando, FL  32802-1033               Admit Date___________________
Orlando, FL  32801
                                                                                   Amount_______________________

                                                                                   Region_______________________
                               For Telephone Inquiries:
                                 CNL SECURITIES CORP.                              W/S__________________________
                           (407) 650-1000 or (866) 650-0650
                                                                                   RSVP# _______________________
                                                                                                                 Rev. 7/02

                                   ADDENDUM TO
                                   APPENDIX E

                             STATEMENT OF ESTIMATED
                            TAXABLE OPERATING RESULTS
                         BEFORE DIVIDENDS PAID DEDUCTION

            -------------------------------------------------------
            THE STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS BEFORE DIVIDENDS PAID DEDUCTION IN THIS ADDENDUM SHOULD BE READ IN CONJUNCTION WITH APPENDIX E TO THE ATTACHED PROSPECTUS, DATED MAY 14, 2002.
            -------------------------------------------------------

                         CNL RETIREMENT PROPERTIES, INC.
                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                         BEFORE DIVIDENDS PAID DEDUCTION
                   OF PROPERTIES ACQUIRED FROM MARCH 23, 2002
                              THROUGH JULY 12, 2002
                For the Year Ended December 31, 2001 (Unaudited)

         The following schedule presents unaudited estimated taxable operating results before dividends paid deduction of the Property acquired by the Company between March 23, 2002 and July 12, 2002. The statement presents unaudited estimated taxable operating results for each Property as if the Property (i) had been acquired the earlier of (a) the actual date acquired by the Company or (b) January 1, 2001, and (ii) and been operational during the period January 1, 2001 through December 31, 2001. The schedule should be read in light of the accompanying footnotes. For information relating to Properties acquired prior to March 23, 2002, see Appendix E to the Prospectus dated May 14, 2002.

         These estimates do not purport to present actual or expected operations of the Company for any period in the future. The estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.


                               Brighton Gardens       Brighton Gardens               MapleRidge                 MapleRidge
                                 by Marriott             by Marriott                by Marriott                by Marriott
                                Camarillo (8)            Towson (8)                 Clayton (8)               Dartmouth (8)
                             --------------------  ------------------------    -----------------------    -----------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:
Rental Income (1)               $1,306,131               $1,015,122                    $579,616                   $674,467

FF&E Reserve Income (2)             48,803                   24,090                      14,070                     36,707

Asset Management Fees (3)          (86,089  )               (66,553 )                   (37,349  )                 (43,694 )

Interest Expense (4)              (343,437  )              (291,488 )                  (148,998  )                (174,308 )

General and Administrative
    Expenses (5)                  (104,490  )               (81,210 )                   (46,369  )                 (53,957 )
                              -------------         ----------------             ---------------           ----------------

Estimated Cash Available from
    Operations                     820,918                  599,961                     360,970                    439,215

Depreciation and Amortization
    Expense (6) (7)               (577,055  )              (473,048 )                  (255,536  )                (294,943 )
                              -------------         ----------------             ---------------           ----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction               $ 243,863                $ 126,913                    $105,434                   $144,272
                              =============         ================             ===============           ================





                                                       See Footnotes





                                                    MapleRidge
                                                   by Marriott
                                                  Elk Grove (8)                        Total
                                           ----------------------------- --- ---------------------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:
Rental Income (1)                                      $575,983                     $ 4,151,319

FF&E Reserve Income (2)                                  16,974                         140,644

Asset Management Fees (3)                               (37,089 )                      (270,774 )

Interest Expense (4)                                   (147,961 )                    (1,106,192 )

General and Administrative
    Expenses (5)                                        (46,079 )                      (332,105 )
                                              ------------------               -----------------

Estimated Cash Available from
    Operations                                          361,828                       2,582,892

Depreciation and Amortization
    Expense (6) (7)                                    (254,739 )                    (1,855,321 )
                                              ------------------               -----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                     $107,089                       $ 727,571
                                              ==================               =================




                                                       See Footnotes

FOOTNOTES:

(1) Rental income does not include percentage rents which will become due if specified levels of gross receipts are achieved.

(2) Reserve funds will be used for the replacement and renewal of furniture, fixtures and equipment related to the Properties ("FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with the funds from the FF&E Reserve will be paid, granted and assigned to the Company. In connection therewith, FF&E Reserve income will be earned at 1% of gross receipts for the first lease year and has been estimated based on historical gross revenues.

(3) The Properties will be managed pursuant to an advisory agreement between the Company and CNL Retirement Corp. (the "Advisor"), pursuant to which the Advisor will receive monthly asset management fees in an amount equal to one-twelfth of .60% of the Company's Real Estate Asset Value as of the end of the preceding month as defined in such agreement. See "Management Compensation."

(4) The Company has obtained Permanent Financing of $23,520,000 related to the purchase of the Camarillo, Towson, Clayton, Dartmouth and Elk Grove Properties with an interest rate based on the commercial paper rate plus 186 basis points.

(5) Estimated at 8% of gross rental income, based on the previous experience of an Affiliate of the Advisor with another public REIT.

(6) The federal tax basis of the depreciable portion of each Property and the number of years the assets have been depreciated on the straight-line method are as follows:

                                                                                                   Furniture and
                                                                        Buildings                     Fixtures
                                                                      (27.5 years)                  (5-15 years)
                                                                      --------------             -------------------

         Camarillo Property                                            $16,771,260                      $538,843
         Towson Property                                                14,278,625                       353,325
         Clayton Property                                                7,604,284                       207,875
         Dartmouth Property                                              8,966,866                       204,250
         Elk Grove Property                                              7,531,033                       216,522

(7)      Loan  costs   totalling   $538,324  have  been   amortized   under  the
         straight-line method over the term of the loan.

(8) These Properties are owned by a consolidated joint venture in which the Company owns a 76.75% interest. For purposes of this table, the balances presented represent the 76.75% interest owned by the Company.